UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Duke Realty Corporation

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2021

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 28, 2021, 10:00 am ET
Virtual only meeting link: www.virtualshareholdermeeting.com/DRE2021

At the meeting, shareholders will be asked to vote on the following:

1. To elect 12 directors to serve on the company's Board of Directors for a one-year term ending at the 2022 Annual Meeting of Shareholders and until their successors have been elected and qualified;
2. To vote on an advisory basis to approve the compensation of the company's named executive officers as set forth in the proxy statement;
3. To ratify the reappointment of KPMG LLP as the company's independent registered public accountants for fiscal year 2021; and
4. To transact such other business as may properly come before the 2021 Virtual Annual Meeting of Shareholders and any adjournment or postponement thereof.

DukeREALTY

This proxy statement was mailed or made available on or about March 10, 2021.

March 10, 2021

To our shareholders,

What a year! No one will say 2020 was the best year ever — that’s for sure. However, it’s the year Duke Realty proved its strength and resiliency. The company didn’t just survive, it thrived. Since the Great Financial Crisis of 2008, Duke Realty’s leadership began an almost decade-long shift in the company strategy. We exited from higher-risk and low-growth sectors and focused exclusively on high-performing industrial and logistics assets while rebuilding our balance sheet. We wanted to make sure the company could weather any downturn in the economy or any crisis for that matter. We never imagined it would be a global pandemic that would truly test our company and the country as it has. Today, we are the leading domestic-only logistics property provider and we are thriving.

In a year of unprecedented challenges, our renewed company strategy proved successful in establishing Duke Realty as an industry leader with sector-leading financial results. We have built a robust portfolio of high-quality logistics properties in 20 markets across the country. Amid stay-at-home mandates and travel restrictions, the e-commerce industry experienced unprecedented growth sparking increased demand for warehouse and logistics space. Our investments in the top-performing markets and infill last-mile facilities helped accommodate customer needs and fueled our outstanding operating results for the year.

While the country faced significant economic challenges that impacted some of our tenants, we worked closely with our customers to help them navigate changes, continue operating and keep their associates safe. Helping our customers obtain government stimulus, putting enhanced safety protocols in place and in some instances deferring rent, were all part of the work our teams did on a daily basis. In 2020, we collected more than 99.9 percent of rents and cash bad debt expense for the year was essentially zero for the company.

Through the depth of the pandemic, while most of the country was locked down, Duke Realty was deemed an essential business. This enabled our teams to continue to meet the needs of our clients. We continued to build new facilities, upgrade existing spaces and retrofit new space for our clients while practicing social distancing, enforcing heightened hygiene procedures and meeting newly added state and local rules and regulations.

Throughout the pandemic, we continued to lease and develop LEED® certified buildings. Our strong leasing activity resulted in improving our stabilized in-service portfolio occupancy to 98.1 percent on our portfolio of more than 159 million square feet of space. In 2020, we signed 28.7 million square feet of leases. Approximately 56.8 percent were new lease agreements and another 43.2 percent in lease renewals.

Our leasing activity across all our markets yielded strong rent growth of 28.8 percent. Our high occupancy rate coupled with our rental rate growth generated year-over-year same-property net operating income growth of 5.0 percent over 2019.* This growth is better than our original, pre-pandemic expectations.

We took measures to maintain our strong balance sheet by halting speculative developments in mid-March to preserve capital and keep cash on hand should the company need to take additional measures or reinvest as pandemic-related challenges eased. We reintroduced speculative developments in the third quarter of 2020. By year end, our $796 million of development starts were better than the original 2020 guidance. In fact, by year end, we exceeded all of our major earnings and operational guidance metrics for 2020. These successes will lead to significant value creation and earnings growth in 2021 and beyond.

We ended the year in a strong financial position with no significant debt maturities until 2023. We maintained our debt-to-market capitalization at 19 percent at year-end 2020, and our fixed-charge coverage ratio improved to 5.6 times from 5.2 times in 2019.* The strength of our balance sheet allowed Duke Realty to continue business growth through a year of trade tensions, political divisions, economic challenges and even a global pandemic. We are proving that our long-term strategy and balance sheet can weather just about anything.

While Duke Realty is rated BBB+/Baa1 by S&P and Moody’s, our leverage metrics are at the level of an A-rated company. In 2020, we executed two major bond offerings, one in February and another in June. The spreads and coupon rates for both were best-in-class and our June offering was, at the time, one of the ten lowest priced non-convertible, unsecured bond issuances ever done in the U.S. markets.

In this year of challenges, Duke Realty ultimately grew Core FFO by 5.6 percent, AFFO on a share adjusted basis by 6.2 percent and our annual dividend by 9.1 percent.* This represents the sixth consecutive year that Duke Realty has increased its common dividend. These results equaled a total shareholder return of 18.2 percent for 2020. This placed us inside the top ten for all public equity REITs in 2020.

Throughout all of 2020, Duke Realty’s success can be credited to its people. Our associates are always our number one priority. The health and wellbeing of each associate and their families was critical to meeting our customers’ needs and addressing these challenges. With stay-at-home mandates and travel restrictions in place, Duke Realty’s business continuity plan enabled our workforce to shift seamlessly to a remote work model. Our investment in technology and innovation helped keep our associates connected and engaged as they worked from home. Our company’s success and positive results this year can be attributed to our great people executing on our proven strategy.

This year has confirmed that truly anything can happen and our performance is proof that Duke Realty can survive whatever comes next and continue to grow our earnings and total shareholder return. As we look ahead, we anticipate even more growth. We are proud of the performance of our portfolio, our associates and our leadership team. We will continue to prioritize the needs of our clients while positioning the company as an industry leader in all aspects of corporate responsibility. Environmental stewardship, social responsibility and corporate governance continue to be a priority for us and David P. Stockert, Duke Realty’s lead independent director, shares our priorities and results in his letter to our shareholders.

The entire Duke Realty team is proud of another year of continued growth. We know there are many things we cannot control outside of our company, but we can control how we prepare for the future and how we react in times of hardship. We knew that in order to remain strong, we had to be there for our customers; helping them navigate a year of unprecedented hardship and struggles. Our people, our customers and our investors are the keys to our success— your trust in us is greatly appreciated. Together, we thrived in 2020 and look forward to sharing even greater success in 2021.

Thank you for your continued support of Duke Realty.

Sincerely,

James B. Connor
Chairman and Chief Executive Officer

*Same-property net operating income, Core FFO and AFFO are non-GAAP metrics. In addition, the fixed charge coverage ratio is calculated using non-GAAP financial measures. See Appendix A for more information about non-GAAP financial measures used in this proxy statement, including a reconciliation to the most comparable measure calculated in accordance with GAAP.

March 10, 2021

To our shareholders,

In a year full of uncertainty, one thing was certain for Duke Realty — our focus on environmental stewardship, social responsibility and high corporate governance standards. Duke Realty has been deliberate in outlining our goal to become a more diverse, sustainable company that fosters a culture of giving back.

Unfortunately, the summer of 2020 tested our nation as we all grappled with the ugly truth that racial injustice continues to exist in America. Uprisings and protests followed, calling for change. Duke Realty answered the call immediately. Our Chairman and Chief Executive Officer, Jim Connor addressed it head-on with a letter to all stakeholders condemning prejudice and intolerance while he called for multiple company-wide discussions on racial injustice and inequity. Duke Realty will continue to have these discussions and put our learnings to work. In fact, in 2021, we celebrate the 20 year anniversary of the Duke Realty Diversity & Inclusion Council. To celebrate the milestone, we are expanding our initiatives and changing the name to reflect a renewed focus on equity. The council will now be known as the Duke Realty Diversity, Equity & Inclusion Council.

Throughout 2020, we continued to partner with educational institutions like Ivy Tech, Indiana University and Roosevelt University to foster a diverse pipeline of talent for Duke Realty. We are also sponsors of initiatives that promote STEM education for high school students including our participation in the STEM YES! Summer Program.

Independent and diverse leaders are critical to our corporate governance. We are committed to maintaining the gender, racial and ethnic diversity of our Board of Directors. In 2020, our Board reached 50 percent diversity among independent directors and we publicly committed to maintain that level of diversity in the future.

We’re proud of our work so far. Duke Realty was once again recognized by Brandon Hall with its Gold Award for Diversity & Inclusion strategy and by the 20/20 Women on Boards as a Winning "W" Company. In 2020, Duke Realty joined the Paradigm for Parity Coalition of American businesses dedicated to addressing the leadership gender gap in America. Our commitment to diversity, equity and inclusion will remain a priority.

Advancing our commitment to sustainability, Duke Realty pledged to pursue 100 percent LEED® certification for all new developments, use energy-efficient lighting across our portfolio and implement a sustainable development policy that represents industry best practices. I’m proud to report that 11 of our recently completed buildings totaling 3.9 million square feet were awarded LEED status (five silver and six certified) in 2020. During the construction of these buildings we:

•Achieved an average potential of 32 percent energy usage cost savings;
•Diverted approximately 81 percent of the construction waste from landfills;
•Reduced the potential indoor water usage by 36 percent; and
•Incorporated 26 percent recycled content of the building materials used in the construction of these buildings.

Engineering News Record listed Duke Realty as a Top 100 Green Contractor. We currently have 16 LEED Accredited Professionals and Green Associates on staff.

We added a four-building community solar project in New Jersey that generates 11.1 megawatts of clean electricity. In total, Duke Realty has helped generate 28.2 megawatts of clean electric power annually from roofs across the country. Together with our customer, Home Depot, we delivered Duke Realty’s first smart building equipped with technology that helps better regulate energy and water usage. Also, we introduced a smart sensor pilot program that will help our tenants better control utility costs. Last year, our infill redevelopment efforts cleaned up 291 acres of environmentally contaminated sites.

In 2019, Duke Realty became the first U.S. industrial Real Estate Investment Trust (REIT) to source funds solely for environmentally-friendly development in the United States with the issuance of a $400 million green bond. We did it again in January 2021. This time we completed a $450 million green bond offering which we will invest entirely in green projects. Duke Realty’s sustainable development, energy and resource usage policies help to create a cleaner, healthier environment for the communities we serve.

We couldn’t achieve all these company successes without our Duke Realty associates. They really stepped up in 2020. When our country was suffering from a pandemic and division, they united and helped those most vulnerable and in need. Our associates’ commitment to giving back never wavered, but was fueled by a rapidly unfolding health crisis, a challenged economy and wide-spread unemployment. Duke Realty hosted eight blood drives at our Indianapolis headquarters in partnership with the American Red Cross. Our associates made 300 masks that were distributed to families in need. They also reached into their own pockets and donated more than $167,000 to the American Red Cross during our annual giving campaign.

Duke Realty’s success sits squarely on the shoulders of our associates. They followed through once again to keep our pledge to lead the industry in environmental stewardship, social responsibility and responsible corporate governance. Sustainable, ethical practices and a culture of giving back is not just best practice — it’s what’s best for our business and our investors and it’s who we are.

We are confident that Duke Realty’s commitment to quality will continue to generate the sustainable, profitable returns you rightfully expect from us.

Sincerely,

David P. Stockert
Lead Independent Director, Duke Realty Board of Directors

1	2021 Proxy Summary			43	Assessing the Competitive Marketplace
7	Proposal 1: Election of 12 Directors			44	How the Compensation and Human Capital Committee Uses Peer Group Data
8	Board Evaluations and Membership Criteria			44	Analysis of 2020 Compensation Decisions
11	Nominees for Election as Directors			52	Compensation Guidelines and Policies
22	Board Committees			54	Employment and Severance Agreements
24	2020 Board Committee Membership and Meetings		55	Executive Compensation
25	Director Compensation			55	Summary Compensation Table
	26	Stock Ownership Policies		57	Grants of Plan-Based Awards in 2020
	27	Director Compensation Table for 2020		58	Outstanding Equity Awards at 2020 Fiscal Year End
29	Audit Committee Report			60	Option Exercises and Stock Vested in 2020
30	Fees Paid to Independent Registered Public Accountants			61	Nonqualified Deferred Compensation for 2020
	30	Audit Committee Pre-Approval Policies		62	Other Potential Post-Employment Payments
	30	Audit Committee Review		63	Change in Control Provisions Under Other Agreements
31	Report of the Compensation and Human Capital Committee			64	Retirement Provisions Under Other Agreements
32	Compensation Committee Interlocks and Insider Participation			64	Risk Assessment of Overall Compensation Program
33	Corporate Responsibility			65	CEO Pay Ratio
36	Proposal 2: Advisory Vote to Approve the Compensation of NEOS			65	Equity Compensation Plan Information
37	Compensation Discussion and Analysis		67	Ownership of Company Shares
	37	Introduction	70	Certain Relationships and Related Transactions
	37	2020 Performance Highlights	71	Proposal 3: Ratification of Independent Auditor
	39	Fiscal 2020 Pay and Performance Alignment	72	Information About Voting and Proxy Materials
	40	Our Executive Compensation Practices	73	Annual Report
	40	Consideration of Most Recent Say-on-Pay Vote	74	Other Matters
	41	Overview of Executive Compensation Philosophy and Objectives	75	Shareholder Proposals and Nominations for 2022 Annual Meeting
	41	Determining Individual Compensation Levels and Pay Mix	A-1	Appendix A: Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
	42	How We Make Compensation Decisions

2021 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read this entire proxy statement carefully before voting. In this proxy statement, the “company,” “we,” “our” and “us” refer to Duke Realty Corporation and its consolidated subsidiaries, unless the context requires otherwise.

2020 Business Highlights

For more information regarding our 2020 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2020.

Response to COVID-19

Compensation Highlights

Corporate Responsibility Highlights

DUKE REALTY'S COMMITMENT

TO ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY, AND RESPONSIBLE CORPORATE GOVERNANCE

Sustainable Buildings
ensure new and existing buildings operate efficiently

LEED® Certified
pursuing LEED Certification on all new developments where feasible

Health & Wellbeing
increased focus on associates' emotional, mental, and physical wellbeing during pandemic

Community Outreach
strong commitment to assist communities where we do business

Strong Corporate Governance
92% independent Board of Director (Board) nominees

Board Diversity
50% diverse Board nominees

Corporate Governance Highlights

Independence and Compliance

- ✓ 92% of our Board nominees are independent: All directors, other than the Chairman, are independent
- ✓ Lead independent director role with significant authority and responsibilities
- ✓ Fully independent Audit, Corporate Governance, Compensation and Human Capital, and Finance Committees
- ✓ Annual evaluations of our Board and its committees
- ✓ Annual evaluations of individual directors
- ✓ At least 75% attendance at Board and committee meetings
- ✓ Directors are elected annually
- ✓ Majority vote standard in uncontested director elections

Composition

- ✓ 50% of our Board nominees are diverse, including women and people of color
- ✓ Mix of director tenures, skills, and backgrounds that provides a balance of experience and institutional knowledge with fresh perspectives
- ✓ Board Diversity and Inclusion Policy

Stock Guidelines

- ✓ No hedging or pledging of our securities
- ✓ Minimum stock ownership requirements

Other Governance

- ✓ Proxy access
- ✓ Shareholders can amend bylaws
- ✓ Shareholders can call a special meeting
- ✓ No related-party transactions
- ✓ No shareholder rights plan
- ✓ Corporate Responsibility Committee that works with our Vice President of Corporate Responsibility, who reports to the executive leadership team

2021 Proxy Information

Our Board is soliciting proxies to be voted at the 2021 Annual Meeting of Shareholders. Due to the ongoing COVID-19 pandemic and how smoothly the virtual format worked for the 2020 Annual Meeting of Shareholders, our Board has decided to hold the 2021 Annual Meeting virtually as well. We refer to the 2021 Annual Meeting as the “Virtual Annual Meeting.” Our proxy statement provides shareholders with information needed to vote by proxy or during the Virtual Annual Meeting. Shareholders do not need to attend the Virtual Annual Meeting to vote. Voting instructions are below.

Virtual Annual Meeting of Shareholders

Time and Date:	10 a.m. ET, April 28, 2021
Virtual-Only Meeting Link:	www.virtualshareholdermeeting.com/DRE2021
Attendance instructions:	If you are a shareholder, you will need your 16-digit control number included on the proxy notice, proxy card, or the voting instruction form previously distributed to you in order to log in to the meeting. Those without a control number may attend as guests of the Virtual Annual Meeting, but may not vote or ask questions. If you are a guest, you will need to register by entering your name, email address, and investor type. The Virtual Annual Meeting will start promptly at 10:00 a.m. ET, and online access will begin at 9:45 a.m. ET. We encourage you to access the Virtual Annual Meeting prior to the start time.
Voting/Questions:	If you are a shareholder, you may vote during the Virtual Annual Meeting by following the instructions available on www.virtualshareholdermeeting.com/DRE2021. You may also continue to use the proxy card included with the proxy materials previously distributed to you to vote, including by using the Internet or telephone options described on the proxy card and as described in more detail below. You may ask questions starting at 9:45 a.m. ET and continuing throughout the Virtual Annual Meeting. We will answer as many as possible after the business portion of the Virtual Annual Meeting. If there are any unanswered questions, we will address them on our corporate website as soon as practical after the Virtual Annual Meeting. Our intent is to ensure that shareholders are afforded the same ability to participate in the Virtual Annual Meeting as you would be at an in-person meeting. Guests will not have the option to vote or ask questions during the virtual event.
Technical Support:	You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Virtual Annual Meeting. Technical support, including related technical support phone numbers, will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/DRE2021.
Record Date:	February 19, 2021
Voting Eligibility:	All shareholders of record as of the close of business on the Record Date are entitled to vote during the Virtual Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.
Quorum:
For any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Virtual Annual Meeting must be present, either virtually or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) generally will be counted as present. As of the Record Date, 373,766,332 shares of common stock were issued and outstanding.

How to Vote

Here are the methods available to shareholders of record for voting on the proposals in this proxy.

Vote, sign, and date your proxy card. Mail it in the enclosed postage-paid envelope.

Use your 16-digit control number to log-in and vote during the Virtual Annual Meeting.

Call toll-free 1.800.690.6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Log on to www.proxyvote.com and follow the on-screen instructions. You will be prompted to enter certain information that can be found on your proxy card.

Note: Please refer to specific instructions provided on the Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting (Notice) or your printed proxy materials. If you are a beneficial holder who holds shares in “street name,” please refer to the voting instruction form provided by your bank, broker, or other nominee.

Proposal 1: Election of 12 Directors

		Board Vote Recommendation	Page Reference (for more detail)
		FOR EACH DIRECTOR NOMINEE	7
•	We are asking shareholders to elect 12 directors to serve for a one-year term that will expire at the company’s 2022 Annual Meeting or until their successors have been elected and qualified.
•	Each director nominee is elected annually by the affirmative vote of a majority of shareholders present virtually or represented by proxy and entitled to vote. An abstention will result in a nominee receiving fewer affirmative votes and, therefore, will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares on director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

Proposal 2: Advisory Vote to Approve the Compensation of NEOs

		Board Vote Recommendation	Page Reference (for more detail)
		FOR	36
•	We are asking shareholders to approve, on an advisory basis, the compensation of the named executive officers (NEOs) as discussed and disclosed in this proxy statement, including the Compensation Discussion and Analysis beginning on page 37 and the tables and narratives that follow under Executive Compensation beginning on page 55.
•	The proposal to approve, on an advisory basis, the compensation of the company’s named executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not have an impact on the vote to approve compensation.

Proposal 3: Ratification of Independent Auditor

		Board Vote Recommendation	Page Reference (for more detail)
		FOR	71
•	To ratify the reappointment of KPMG LLP (KPMG) as the company’s independent registered public accountants for the fiscal year 2021.
•	To ratify the selection of KPMG, votes cast in favor of the proposal must exceed votes cast against the proposal. Abstentions will not be treated as votes cast and, therefore, will not have an impact on the ratification of KPMG as our independent registered public accountants. The ratification of the selection of KPMG as the company’s independent registered public accountants for 2021 is considered a discretionary matter, and brokers will be permitted to vote uninstructed shares as to such matter.

PROPOSAL 1	ELECTION OF 12 DIRECTORS

The Board currently consists of 13 members. On February 10, 2021, based on the recommendation of the Corporate Governance Committee, the Board approved a decrease in the size of the Board from 13 directors to 12, effective as of the date of the Virtual Annual Meeting, and nominated each of the existing directors, with the exception of Ms. Ngaire E. Cuneo and Mr. Charles R. Eitel, for re-election, and Ms. Kelly T. Killingsworth for election to serve for a one-year term that will expire at the 2022 Annual Meeting or when their successors have been elected and qualified. Ms. Killingsworth was initially identified as a potential candidate by one of our non-management directors and, following review of her qualifications, vetting by our director search firm, Ferguson Partners Ltd., and an interview process, was ultimately recommended by the Corporate Governance Committee and nominated by the Board.

Each nominee has agreed to be named in this proxy statement and serve if elected. The Board believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board. If the Board does not propose another director nominee prior to or at the Virtual Annual Meeting, the Board, by resolution, may reduce the number of directors to be elected at the Virtual Annual Meeting.

The election of each director requires the affirmative vote of a majority of the shareholders present virtually or represented by proxy and entitled to vote for the election of directors. An abstention will result in a nominee receiving fewer votes and, therefore, will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares in director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

BOARD EVALUATIONS AND MEMBERSHIP CRITERIA

The Corporate Governance Committee, whose responsibilities are described in “Board Committees,” annually evaluates the effectiveness of the Board and each of its committees. As part of this evaluation, each director fills out an assessment of the entire Board as well as the committees on which he or she serves. The Corporate Governance Committee then reviews a compilation of the results of the various self-assessments. In addition, each year the General Counsel also conducts a candid, in-person self-assessment interview with each Board member, designed to enhance his or her participation and role as a director, as well as to assess the competencies and skills each individual director is expected to bring to the Board.

The Corporate Governance Committee believes that although the company can benefit from experienced directors, periodic refreshment of the Board is important. The Corporate Governance Committee, therefore, regularly discusses director succession and reviews potential candidates. The Corporate Governance Committee may employ a search firm to identify director candidates. In 2020, we hired Ferguson Partners Ltd. to review potential director candidates. Although there are no specific, minimum qualifications for directors, key factors that the Corporate Governance Committee considers when determining whether to appoint new directors or recommend the re-election of current directors include:

In nominating members for election to the Board, the Corporate Governance Committee will consider written nominations by shareholders. Our bylaws state that the Corporate Governance Committee must consider these nominees as long as the recommendation is submitted to our Corporate Secretary in a timely manner and the nomination complies with the requirements in our bylaws. Timing requirements are described in “Shareholder Proposals and Nominations for 2022 Annual Meeting.” The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any recommendation for any reason. The complete set of requirements for the submission of a shareholder nomination is included in our bylaws. The Board has also adopted a proxy access bylaw, which allows certain eligible shareholders to nominate director candidates and requires us to include such candidates in our proxy materials for an annual meeting of shareholders that involves the election of directors. For more information about the eligibility and other requirements to submit director nominees pursuant to our proxy access bylaw, see “Nominees for Election of Directors-Proxy Access Policy” and “Shareholder Proposals and Nominations for 2022 Annual Meeting.”

Diversity is an important strategic initiative at Duke Realty and has relevance to our associates, suppliers, and shareholders. We also are committed to diversity at the Board level. Having a Board composed of men, women, and people of color with different perspectives facilitates more balanced, wide-ranging discussion in the boardroom. The Board also is committed to inclusion--ensuring that all directors feel welcomed, valued, and able to contribute their opinions. Accordingly, the Board has adopted a Board Diversity and Inclusion Policy, which is available on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com. Pursuant to the Board Diversity and Inclusion Policy, our Board considers director nominees from diverse backgrounds, and the Corporate Governance

Committee periodically reviews the director selection process to ensure that women and people of color are included. Pursuant to this policy, and using the self-identified diversity characteristics of our directors, our Corporate Governance Committee nominated four women and two people of color to the Board this year.

The Board believes that it is important to have directors with strong leadership experience as well as experience in the real estate industry and operations. A balance of perspectives from other industries also is critical to well-rounded oversight. The chart below highlights the industry experience and qualifications of our nominees to the Board as more fully described in “Nominees for Election as Directors.”

The diversity of tenure, gender, and ethnicity of our director nominees is as follows:

NOMINEES FOR ELECTION AS DIRECTORS

John P. Case	Director Since: 2018	Committee: Compensation and Human Capital

Age: 57
Qualifications: Mr. Case brings auditing, business administration, capital markets, corporate development, corporate governance, governmental and regulatory matters, human capital, international business, investor relations, marketing, mergers and acquisitions, public company, and risk oversight expertise to the Board.

Business Experience:

•Chairman & Principal of Bunker Hill Group, a private non-registered investment company with primary holdings in the beverage distribution business and related real estate (2019-present)
•Chief Executive Officer and Director of Realty Income Corporation, a Standard & Poor’s 500 Index (S&P 500) company that invests primarily in single-tenant retail properties (September 2013-2018)
•President of Realty Income Corporation (March 2013-August 2013)
•Executive Vice President, Chief Investment Officer of Realty Income Corporation (2010-February 2013)
•New York-based real estate investment banker at various banks including Merrill Lynch, UBS, and RBC Capital Markets (1991-2010)

James B. Connor	Director Since: 2015	Committee: N/A

Age: 62
Qualifications: Mr. Connor brings business administration, capital markets, corporate development, corporate governance, human capital, investor relations, marketing, public company, and sustainability expertise to the Board, as well as deep, extensive knowledge of Duke Realty’s business and operations.

Business Experience:

•Positions Held at Duke Realty Corporation
•Chairman and Chief Executive Officer (April 26, 2017-present)
•Director (2015-present)
•President and Chief Executive Officer (2016-April 25, 2017)
•Senior Executive Vice President and Chief Operating Officer (July 31, 2013-2015)
•Senior Regional Executive Vice President (January 17, 2011-July 30, 2013)
•Executive Vice President of the Midwest Region (December 1, 2003-January 16, 2011)
•Senior Vice President (April 1998-November 30, 2003)

▪Various Positions Held at Cushman & Wakefield (1981-March 1998)

Other Public Company Board:

▪EPR Properties, a publicly traded real estate investment trust (REIT) (2019-present)

Tamara D. Fischer	Director Since: 2020	Committee: Audit

Age: 65
Qualifications: Ms. Fischer brings auditing, business administration, capital markets, investor relations, mergers and acquisitions, public company, and risk oversight expertise to the Board.

The Board has determined that Ms. Fischer qualifies as an “audit committee financial expert” as defined under the applicable rules established by the Securities and Exchange Commission (SEC).

Business Experience:

•President and Chief Executive Officer of National Storage Affiliates Trust, a publicly traded REIT focused on the ownership, operation, and acquisition of self-storage properties (2020-present)
•President and Chief Financial Officer of National Storage Affiliates Trust (July 1, 2018-2019)
•Executive Vice President and Chief Financial Officer of National Storage Affiliates Trust (2013-June 30, 2018)
•Various consulting positions (2011-2012)
•Consultant to Vintage Wine Trust, Inc., a REIT created to acquire and own vineyards, wineries, and other real estate related to the wine industry (2009-2010)
•Executive Vice President and Chief Financial Officer of Vintage Wine Trust, Inc. (2004-2008)
•Executive Vice President and Chief Financial Officer of Chateau Communities, Inc., one of the largest REITs in the manufactured home community sector (1993-2003)
•Various positions with Coopers & Lybrand (now PricewaterhouseCoopers) (1984-1992)

Other Public Company Board:

•National Storage Affiliates Trust (2020-present)

Norman K. Jenkins	Director Since: 2017	Committee: Compensation and Human Capital

Age: 58
Qualifications: Mr. Jenkins brings auditing, business administration, capital markets, entrepreneurship, human capital, mergers and acquisitions, and public company expertise to the Board.

Business Experience:

•President and Chief Executive Officer of Capstone Development, LLC, a privately-held developer and acquirer of commercial and multi-family real estate (2009-present)
•Various roles for Marriott International, Inc. (1992-2008)
•Various finance and operating roles for McDonald’s Corporation (1986-1992)

Other Public Company Boards:

•New Senior Investment Group Inc., a publicly traded REIT (2020-present)
•AutoNation, Inc., a publicly traded automotive retailer (2020-present)

Kelly T. Killingsworth	Director Since: N/A	Committee: N/A

Age: 56
Qualifications: Ms. Killingsworth brings business administration, consulting, corporate development, entrepreneurship, governmental and regulatory matters, human capital, international business, investor relations, marketing, and mergers and acquisitions expertise to the Board.

Business Experience:

•Vice President, Logistics of NIKE, Inc. (2020-present)
•Various roles in logistics and merchandising for Walmart Inc. (2009-2020)
•Independent consultant regarding supply chain matters to Ricoh Systems, which produces electronic products, primarily cameras and office equipment (2009-2009)
•Senior Director, Product Management, Supply Chain/Transportation of Manhattan Associates, Inc., which builds technology solutions that solve the world's most complex business problems in supply chain, inventory, and omnichannel commerce (2006-2008)
•Various logistics roles at The Home Depot, Inc. (2002-2006)
•Business Development Senior Manager of Viewlocity, Inc., which provides supply chain management software solutions (2000-2002)
•Various management, consulting, and transportation roles at 12 Technologies, Amoco Polymers, Yellow Logistics Services, Dupont, Roadway Package Systems, Inc., and B.I. Transportation (1988-2000)

Melanie R. Sabelhaus	Director Since: 2012	Committee: Compensation and Human Capital, Chairperson

Age: 72
Qualifications: Ms. Sabelhaus brings consulting, entrepreneurship, human capital, and marketing expertise to the Board.

Business Experience:

•Principal at Visionary Philanthropic Consulting, LLC (2018-present)
•Consultant to philanthropy for several nonprofit organizations around the U.S. (2005-present)
•Deputy Administrator of the U.S. Small Business Administration, where she was responsible for policy development and program supervision (2002-2005)
•Community fundraising and women’s business issues (1998-2018)
•Vice President for Global Sales of BridgeStreet Accomodations, Inc., which offers upscale, fully furnished apartments, townhouses, and condominiums primarily to business travelers or relocating corporate executives at Fortune 2000 corporations and professional firms (1997-1998)
•Chief Executive Officer of Exclusive Interim Properties, a real estate company that specialized in short-term, furnished housing (1986-1996)
•Various roles at International Business Machines Corporation (1972-1986)

Peter M. Scott, III	Director Since: 2011	Committees: Audit and Finance, Chairperson of Audit

Age: 71
Qualifications: Mr. Scott brings business administration, capital markets, consulting, corporate development, corporate governance, governmental and regulatory matters, human capital, investor relations, mergers and acquisitions, public company, and risk oversight expertise to the Board.

The Board has determined that Mr. Scott qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Business Experience:

•Chief Financial Officer of Progress Energy, Inc. (2000-2003); (2005-2008)
•President and Chief Executive Officer of Progress Energy Service Company LLC, where he had responsibility for all financial and administrative functions of Progress Energy, Inc. (2004-2008)
•Various other management positions with Progress Energy, Inc. or its subsidiaries, including responsibilities for its telecommunications and competitive energy subsidiaries
•President of Scott, Madden & Associates, Inc., a general management consulting firm that served clients in a number of industries, including energy and telecommunications (1983-2000)
•Assistant to the Executive Vice President of Carolina Power & Light Company, Inc., a predecessor of Progress Energy, Inc. (1981-1983)
•Principal and partner in Theodore Barry & Associates, Inc., a Los Angeles-based consulting firm (1977-1981)

Past Public Company Board:

•Cleco Corporate Holdings LLC, formerly Cleco Corporation, a public utility holding company (2009-2016)

David P. Stockert	Director Since: 2017	Committee: Corporate Governance, Chairperson

Age: 58 (Lead Director since 2019)
Qualifications: Mr. Stockert brings business administration, capital markets, corporate governance, human capital, investor relations, mergers and acquisitions, and public company expertise to the Board.

Business Experience:

•One of three general partners of Sweetwater Opportunity Fund, L.P., a real estate opportunity fund headquartered in Atlanta, Georgia that was formed to invest in commercial property in the Southeast and Texas, targeting primarily sub-institutional, opportunistic, situational, and relationship-based investments (2019-present)
•Chief Executive Officer and President of Post Properties, Inc., a publicly traded REIT that invested in apartments and was later acquired by Mid-America Apartment Communities, Inc. (2002-2016)
•President and Chief Operating Officer of Post Properties, Inc. (2001-2002)
•Executive Vice President of Duke Realty Corporation (1999-2000)
•Senior Vice President and Chief Financial Officer of Weeks Corporation, a publicly traded REIT that invested in industrial and suburban office properties (1995 to 1999)
•Various investment banking positions (1990-1995)

Other Public Company Board:

•Mid-America Apartment Communities, Inc., a publicly traded REIT that invests in apartments (2016-present)

Chris T. Sultemeier	Director Since: 2018	Committee: Finance

Age: 58
Qualifications: Mr. Sultemeier brings business administration, human capital, international business, public company, and sustainability expertise to the Board.

Business Experience:

•Executive Vice President Logistics of Walmart Stores, Inc. and President/Chief Executive Officer of Wal-mart Transportation LLC (2012-2017)
•Various roles in logistics and merchandising for Walmart Stores, Inc. (1989-2016)
•U.S. Army Captain (1984-1989)

Other Public Company Board:

•YRC Worldwide Inc., a publicly traded holding company with one of the largest, most comprehensive logistics and less-than-truckload networks in North America with local, regional, national, and international capabilities (2021-present)

Michael E. Szymanczyk	Director Since: 2014	Committees: Audit and Finance, Chairperson of Finance

Age: 72
Qualifications: Mr. Szymanczyk brings auditing, business administration, capital markets, corporate development, corporate governance, governmental and regulatory matters, human capital, investor relations, marketing, mergers and acquisitions, public company, and risk oversight expertise to the Board.

The Board has determined that Mr. Szymanczyk qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Business Experience:

•Chief Executive Officer of Endurance Capital, LLC, a family-owned real estate investment venture (2006-present)
•Chairman of the Board and Chief Executive Officer of Altria Group, Inc. (2008-2012)
•Chairman, President and Chief Executive Officer of Philip Morris USA Inc. (1997-2008)
•Various roles at Philip Morris USA Inc. (1990-1997)
•Various sales and marketing roles at Procter & Gamble, Inc., Kraft, Inc., and Swift Eckrich (1971-1990)

Other Public Company Board:

•Dominion Energy, Inc., a publicly traded provider of electricity, natural gas, and related services to customers primarily in the eastern and western regions of the U.S. (2012-present)

Warren M. Thompson	Director Since: 2019	Committee: Finance

Age: 61
Qualifications: Mr. Thompson brings business administration, corporate governance, and entrepreneurship expertise to the Board.

Business Experience:

•Chairman of the Board and President of Thompson Hospitality, a private retail food and facilities management firm (1992-present)
•Various roles at Marriott Corporation (1983-1991)

Other Public Company Boards:

•Compass Group North American, a public food service and support services company (1997-present)
•Performance Food Group Company, a publicly traded food service distribution company (2020-present)

Past Public Company Board:

•Federal Realty Investment Trust, a publicly-traded REIT that owns, operates, and develops high-quality retail properties (2017-2019)

Lynn C. Thurber	Director Since: 2008	Committee: Corporate Governance

Age: 74
Qualifications: Ms. Thurber brings auditing, capital markets, corporate governance, human capital, international business, investor relations, mergers and acquisitions, public company, risk oversight, and sustainability expertise to the Board.

Business Experience:

•Part-time employee of LaSalle Investment Management (described below) for the purpose of serving as the Chairman of the Board of Jones Lang LaSalle Income Property Trust, Inc., a non-listed REIT that owns and manages a diversified portfolio of office, retail, industrial, and apartment properties (2018-present)
•Non-executive Chairman of LaSalle Investment Management, a wholly owned subsidiary of Jones Lang LaSalle Incorporated and a global real estate money management firm that invests in private real estate as well as publicly traded real estate companies on behalf of institutional and individual investors (2007-2017)
•Chief Executive Officer of LaSalle Investment Management (2000-2006)
•Co-President of LaSalle Investment Management (1995-1999)
•Various roles, including Chief Executive Officer, with Alex Brown Kleinwort Benson Realty Advisors, a real estate pension fund adviser that merged with LaSalle Partners (1992-1994)
•Various roles with Morgan Stanley (1975-1992)

Other Public Company Boards:

•Jones Lang LaSalle Income Property Trust, Inc. (2011-present)
•Acadia Realty Trust, a publicly-traded REIT that primarily invests in retail properties (2016-present)

Structure of the Board and the Lead Director

The Board views the selection of the Chairman and Chief Executive Officer as one of its most important responsibilities. The Board believes that it should remain free to determine whether these positions should be combined or separated based on circumstances and the composition of the Board at any given time. The Board has determined that a combined Chairman and Chief Executive Officer is in the best interests of the company at this time and has chosen Mr. James B. Connor, who is our Chief Executive Officer, to serve also as the Chairman of the Board.

The Board believes that having the same person serve in both positions demonstrates for our associates, vendors, tenants, and other stakeholders that the company is under strong leadership, with one person setting the tone and having primary responsibility for managing our operations. To ensure an appropriate balance of power exists between our unaffiliated directors and the Chief Executive Officer, the Board established the Lead Director position. The independent members of the Board have chosen Mr. David P. Stockert, Chairperson of our Corporate Governance Committee, to serve as Lead Director. As outlined in our corporate governance guidelines, the Lead Director chairs the executive sessions of the independent directors, which are held at least quarterly. The Lead Director also serves as a liaison between the Chief Executive Officer and the independent directors, approves information sent to the Board, and approves meeting agendas and schedules to ensure that there is sufficient time for discussion of all agenda items.

We firmly believe that our structure allows for appropriate oversight by the Board in fulfilling its duties to our company and our shareholders.

Board Oversight of Risk Management

The Board is primarily responsible for overseeing the company’s risk management processes. A portion of this responsibility has been delegated by the Board to each of the committees of the Board with respect to the assessment of the company’s risks and risk management in its respective areas of oversight. The focus of each of the committees with respect to risk management is as follows:

RISK MANAGEMENT OVERSIGHT
BY BOARD COMMITTEE AND AREA OF FOCUS
Audit
• Internal Controls over Financial Reporting
• Cyber Security
• Legal and Regulatory
Compensation and Human Capital
• Compensation
• Talent Retention
• Stock Ownership
Corporate Governance
• Governance and Ethics
• Environment/Social Responsibility
• Reputation
Finance
• Investment and Capital Transactions
• Liquidity
• Access to Capital

These committees and the full Board focus on the most significant risks facing the company and the company’s general risk management strategy and also ensure that risks undertaken by the company are consistent with the Board’s appetite for risk. While the Board oversees the company’s risk management, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the company and that the leadership structure of the Board supports this approach.

Management works with the Board to assess the company’s risks as follows:

Enterprise Risk Assessment Process Overview

Step 1

- The company's Steering Committee, which is comprised of a small group of executives and senior associates, reviews the prior year's identified risks and mitigants and assesses the current state of these risks in addition to scanning the general business environment for potential new risks to consider. Additionally, every other year, the Steering Committee engages a group of senior-level associates to further analyze these new or previously-identified risks.

Step 2

- The Steering Committee provides the results of the assessment to the company's Executive Committee for its review and consideration of other risks, mitigants, potential gaps, and risk ranking.

Step 3

- The Executive Committee representatives engage the Board or Board committee to confirm that the Board or Board committee agrees with management's identification of the top enterprise-level risks and that management's responses to those risks align with company strategy.

MONITOR

Cyber Security

Cyber security is a growing risk for companies. While the Audit Committee is tasked with overseeing cyber security, it is of particular concern to the full Board, as well. Management reports at least annually to the full Board, as well as quarterly to the Audit Committee, regarding the steps the company is taking to protect the company from cyber attacks or intrusions. Management has created a Cyber Security Committee that meets regularly to discuss the cyber risks facing the company. The Cyber Security Committee focuses on the following strategy areas: legal and compliance; operations and technology; business continuity and crisis management; leadership and governance; human factors; and information risk management.

Independent Directors

Under the company’s articles of incorporation, at least three-fourths of the directors must be persons who are “unaffiliated directors,” which means persons who are not officers or associates of the company or any of its affiliates. Since Mr. John P. Case; Ms. Tamara D. Fischer; Mr. Norman K. Jenkins; Ms. Kelly T. Killingsworth, Ms. Melanie R. Sabelhaus; Mr. Peter M. Scott, III; Mr. David P. Stockert; Mr. Chris T. Sultemeier; Mr. Michael E. Szymanczyk; Mr. Warren M. Thompson; and Ms. Lynn C. Thurber are not currently officers or associates of the company or any of its affiliates, 92% of the director nominees are unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the New York Stock Exchange (NYSE), at least a majority of the company’s directors, and all members of the company’s Audit, Compensation and Human

Capital, and Corporate Governance Committees, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) that would compromise the director’s independence. The Board undertakes a review of director independence at least annually to make affirmative determinations as to the independence of Board members and nominees. During this year’s review, the Board considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any relationships or transactions were inconsistent with a director’s independence as defined under the NYSE listing standards. Based on the review, the Board determined that all of the unaffiliated director nominees, as well as Ms. Cuneo and Mr. Eitel, are independent under the listing standards of the NYSE.

In addition, members of the Audit Committee must satisfy additional independence requirements established by the SEC and NYSE. Specifically, members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the company or its subsidiaries other than their directors’ compensation, and they may not be affiliated with the company or its subsidiaries. All members of the Audit Committee satisfy these enhanced independence requirements.

Finally, in determining the independence of any director who will serve on the Compensation and Human Capital Committee, the Board must consider all factors regarding a director’s relationship to the company that could affect that director’s ability to be independent from management in connection with his or her duties, including (1) the source of such director’s compensation, including any consulting, advisory, or other compensatory fee paid by the company to the director; and (2) whether the director is affiliated with the company, its subsidiaries, or affiliates. All members of the Compensation and Human Capital Committee satisfy these enhanced independence requirements.
Majority Voting Policy for Director Elections

The company’s articles of incorporation provide that the election of directors at an annual meeting shall be by the affirmative vote of at least a majority of the shareholders present in person or by proxy and entitled to vote at such meeting. In addition, the company’s corporate governance guidelines provide for a majority voting policy for the election of directors. Pursuant to this policy, in any non-contested election of directors, any nominee for director who does not receive the affirmative vote of at least a majority of the votes entitled to vote thereon present in person or by proxy (an Against Vote) shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation under this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee receives an Against Vote in the same election, then the independent directors who did not receive an Against Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

If only three or fewer directors do not receive an Against Vote in the same election, all directors may participate in the decision of whether or not to accept the resignation offers.

Proxy Access Policy

On October 25, 2017, the Board approved the amendment and restatement of the company’s bylaws to implement proxy access. These bylaws state that whenever the Board solicits proxies for the election of directors at an annual meeting of shareholders, subject to certain requirements, a shareholder, or a group of up to 20 shareholders, owning three percent or more of the company’s outstanding common stock continuously for at least three years can require the company to include in its proxy materials for such annual meeting director nominations for up to the greater of:

•20% of the number of directors up for election, rounding down to the nearest whole number; or
•two directors.

Shareholder requests to include shareholder nominees in the company’s proxy materials for the 2022 Annual Meeting of Shareholders must be received by the Corporate Secretary no earlier than October 11, 2021, and no later than November 10, 2021, and must satisfy the requirements specified in the company’s bylaws.

Information about Communications with Duke Realty Corporation and Our Board

Shareholders may communicate with Duke Realty’s Board on matters that protect or promote legitimate shareholder interests. For instructions on how to deliver such communications, visit the Investor Relations/Corporate Governance section of Duke Realty’s website at www.dukerealty.com.

Shareholders and other interested parties also may contact the Board by writing to:

Board of Directors
c/o the Corporate Secretary
8711 River Crossing Blvd.
Indianapolis, Indiana 46240

You may e-mail Duke Realty’s Lead Director at leaddirector@dukerealty.com.

In addition, shareholders and other interested parties may communicate with Duke Realty’s independent, non-management directors and/or the entire Board, as required by the NYSE listing standards. Written communications to non-management directors should be sent to:

Non-Management Directors
c/o Corporate Secretary
8711 River Crossing Blvd.
Indianapolis, Indiana 46240

Duke Realty’s Corporate Secretary may be contacted by sending correspondence to: 8711 River Crossing Blvd., Indianapolis, Indiana 46240, Attn: Corporate Secretary.

BOARD COMMITTEES

The Board has four standing committees: the Audit Committee, the Corporate Governance Committee, the Compensation and Human Capital Committee, and the Finance Committee. All committee members are independent. In addition, each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the NYSE listing standards and SEC rules. Similarly, each member of the Compensation and Human Capital Committee satisfies the enhanced independence standards for compensation committee members as defined in the NYSE listing standards and SEC rules. The following table summarizes the primary responsibilities of the committees.

Committee	Primary Responsibilities
Audit	• provides assistance to the Board in fulfilling its responsibility to shareholders related to corporate accounting, reporting practices, the quality and integrity of financial reports, cyber security, and other operating controls of the company
• selects the company’s independent auditors and engagement partner in the best interests of the company and its shareholders
• oversees the independent auditors’ activities
• supervises and assesses the performance of the company’s internal audit department
Corporate Governance	• makes recommendations to the Board regarding corporate governance policies and practices and oversees compliance with such policies and practices
• oversees succession planning for senior management and the Board
• recommends criteria for membership on the Board
• reviews candidates and nominates members for election to the Board
• makes recommendations to the Board concerning the members, size, and responsibilities of each of the committees
• periodically reviews our corporate responsibility practices
• oversees Board self-evaluation process
Compensation and Human Capital	• reviews and approves the compensation of the Board, Chief Executive Officer, and other executive officers of the company and its affiliates
• oversees the company’s compensation strategies, programs, plans, and policies to ensure that the Board, Chief Executive Officer, other executive officers, and key management associates of the company and its affiliates are compensated effectively and in a manner consistent with the stated compensation strategy of the company
• oversees the administration of all company benefit plans
• reviews and approves the individual elements of compensation for the executive officers and directors of the company
• reviews associate turnover and diversity, as well as associate development and engagement programs
Finance	• reviews and evaluates the financial policies, plans, and structure of the company, its subsidiaries and affiliates
• reviews the capital structure, capital raising transactions, investment decisions, financial commitments, and relationships with external sources of financing and rating agencies
• reviews and authorizes asset acquisitions, asset dispositions, and development transactions exceeding threshold amounts established by the Board

Our website is located at www.dukerealty.com. Although information on our website is not part of this proxy statement, you can find company information there, such as our Code of Business Ethics, corporate governance guidelines, charters of the Board committees, and reports that we file and furnish with the SEC. In addition, the Investor Relations/Corporate Governance section of our website contains procedures established by the Audit

Committee for submitting complaints or concerns about our accounting, internal accounting controls, or auditing matters. Copies of our Code of Business Ethics, corporate governance guidelines, or charters of Board committees may be obtained by writing to:

Duke Realty Corporation
8711 River Crossing Blvd.
Indianapolis, Indiana 46240
Attention: Investor Relations

2020 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The following table provides membership and meeting information for each of the committees of the Board during 2020.(1)

	Board	Audit	Compensation and Human Capital	Finance	Corporate Governance
John P. Case	Member		Member
James B. Connor	Chairman
Ngaire E. Cuneo	Member	Member
Charles R. Eitel	Member				Member
Tamara D. Fischer	Member	Member
Norman K. Jenkins	Member		Member
Melanie R. Sabelhaus	Member		Chairperson
Peter M. Scott, III	Member	Chairperson		Member
David P. Stockert	Lead Director				Chairperson
Chris T. Sultemeier	Member			Member
Michael E. Szymanczyk	Member	Member		Chairperson
Warren M. Thompson	Member			Member
Lynn C. Thurber	Member				Member
Number of 2020 Meetings	5	4	5	7	4

(1)	All directors have served on the respective committee(s) listed above since April 30, 2020.
Independent directors met separately in executive sessions four times in 2020, in addition to the committee meetings noted above. As Lead Director, Mr. David P. Stockert presided over each of these executive sessions.

Attendance at Board Meetings and the Annual Meeting

All of our directors attended at least 75% of the meetings of the Board in 2020 during the term of their tenure, including meetings of the committees of which they were members. The company encourages all of its directors to attend the annual meeting and, in 2020, all directors attended the meeting.

DIRECTOR COMPENSATION

The company does not pay director compensation to directors who are also employees of the company. Non-employee directors received the following compensation in 2020:

•an annual retainer of $100,000, payable in cash unless otherwise elected to be paid in shares of our common stock

•an annual supplemental retainer for the directors serving in the roles indicated in the following table:

Service Description	Annual Amount
Lead Director	$30,000
Corporate Governance Committee Chairperson	$15,000
Audit Committee Chairperson	$25,000
Compensation and Human Capital Committee Chairperson	$17,500
Finance Committee Chairperson	$17,500
Director on more than one committee	$5,000

•an annual grant of restricted stock units (RSUs), pursuant to the Duke Realty Corporation 2015 Non-Employee Directors’ Compensation Plan (2015 Directors’ Plan). These RSUs were granted on February 10, 2020 and vested in full on the first anniversary of the grant date. The number of RSUs awarded was determined by dividing the grant value of $135,000 by the closing stock price on the grant date.

Newly appointed non-employee directors are entitled to a one-time grant of RSUs valued at $50,000. These awards vest in full on the second anniversary of the grant date assuming the recipient remains a director at such time. All retainers are paid on a quarterly basis in arrears, for the previous quarter’s service.

The Compensation and Human Capital Committee of the Board usually conducts a competitive review of our non-employee director compensation program on an annual basis, using the same peer group of similarly-sized REITs that are used for executive compensation comparisons. Based on these reviews, the Compensation and Human Capital Committee may make changes to the non-employee director compensation program for the upcoming year. The last review was conducted in September 2019 and indicated that our non-employee director compensation levels generally approximate the peer group median, with the exception of the annual grant of RSUs for non-employee directors and the retainer for the Chairpersons of the Audit Committee and the Corporate Governance Committee, which were below the median. Effective January 1, 2020, the annual grant of RSUs was increased to $135,000, the supplemental retainer for the Chairperson of the Audit Committee was increased to $25,000, and a supplemental retainer of $15,000 for the Chairperson of the Corporate Governance Committee was added. The new supplemental retainer for the Chairperson of the Corporate Governance Committee is in addition to the $30,000 supplemental retainer for the Lead Director.

In 2020, the Compensation and Human Capital Committee determined that, due to the COVID-19 pandemic, peer benchmarking would not be useful for setting director pay for 2021 because it would reflect pay during 2019 before the onset of the pandemic. The Compensation and Human Capital Committee further determined that the 2020 non-employee director pay program should be continued in 2021 without any changes.

Non-employee directors also are reimbursed for reasonable travel expenses incurred in connection with attendance at meetings of the Board, its committees or other company functions in which non-employee directors participate at the request of the Chairman of the Board and Chief Executive Officer. In addition, we match dollar-for-dollar donations made by eligible associates and directors, up to $1,000 per associate/director per calendar year, to the eligible nonprofit organization of their choice. We do not provide any perquisites, other personal benefits, or property to directors for which the aggregate value would exceed $10,000 per director.

Non-employee directors may elect to defer receipt of all or a portion of their director compensation payable in cash, stock, or RSUs pursuant to the Directors’ Deferred Compensation Plan. Deferred compensation and earnings will be paid to directors after they cease to be members of the Board. Deferred compensation that otherwise is payable in shares of common stock is invested in a “deferred stock account” under the Directors’ Deferred Compensation Plan. Deferred compensation that is payable in cash may be invested in either a deferred stock account or an “interest account” under this plan. These deferral accounts are described below.

•Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in shares of the company’s common stock. Funds in this account are credited as hypothetical shares of the company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be reinvested in additional hypothetical shares based upon the market price of the company’s common stock on the date dividends are paid. Actual shares are issued only when a director ends his or her service on the Board.

•Interest Account. Through December 31, 2020, amounts in this account earned interest at a rate equal to 120% of the long-term applicable federal rate, as published by the Internal Revenue Service.

Stock Ownership Policies

Pursuant to our Director and Executive Stock Ownership Guidelines (Stock Ownership Guidelines), a stock ownership goal for each non-employee director is determined on an individual basis, first in dollars equal to five times the director’s annual retainer, and then by converting that amount to a fixed number of shares. Each director has five years to attain the target number of shares. A copy of these Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com.
Stock Retention Requirements.
    Until non-employee directors reach their targeted share ownership, they are required to retain any shares that they owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through our director compensation programs. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the director sells, swaps, or trades to pay the exercise price of stock options and any applicable tax obligations, including income, FICA, or Medicare taxes, as of the date of the transaction. If the director transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements, and the shares will still be counted toward satisfaction of the ownership requirements.

The following table sets forth compensation information for all of our non-employee directors for the fiscal year ended December 31, 2020.
Director Compensation Table for 2020

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
John P. Case	$100,000	$135,000	–	$235,000
Ngaire E. Cuneo	$100,000	$135,000	–	$235,000
Charles R. Eitel	$100,000	$135,000	$1,000	$236,000
Tamara D. Fischer	$75,000	$185,000	–	$260,000
Norman K. Jenkins	$100,000	$135,000	–	$235,000
Melanie R. Sabelhaus	$117,500	$135,000	$1,000	$253,500
Peter M. Scott, III	$128,750	$135,000	–	$263,750
David P. Stockert	$141,250	$135,000	$1,000	$277,250
Chris T. Sultemeier	$100,000	$135,000	–	$235,000
Michael E. Szymanczyk	$122,500	$135,000	–	$257,500
Warren M. Thompson	$100,000	$135,000	–	$235,000
Lynn C. Thurber	$100,000	$135,000	–	$235,000
(1)Because we pay director fees in arrears on a quarterly basis, a portion of the cash fees paid to directors in 2020 was based on the prior year’s annual and supplemental retainer amounts. Messrs. Jenkins and Stockert and Ms. Cuneo each elected to receive payment of their annual cash retainer in shares of common stock as indicated in the following table. Furthermore, Mr. Jenkins and Ms. Cuneo elected to defer receipt of their shares for their annual retainer and any supplemental retainer pursuant to the Directors’ Deferred Compensation Plan. Mr. Szymanczyk and Ms. Thurber also received shares of common stock in payment of their annual cash retainer in January for the prior quarter and received cash fees for the remainder of 2020. Mr. Szymanczyk elected to defer receipt of shares for his annual and any supplemental retainer pursuant to the Directors’ Deferred Compensation Plan. The number of shares received in lieu of a cash retainer was determined by dividing the amount of the applicable retainer by the closing stock price on the date the retainer was earned.

Name	Total Number of Shares Received in 2020 for Annual Cash Retainer
Ngaire E. Cuneo	2,933
Norman K. Jenkins	2,933
David P. Stockert	3,149
Michael E. Szymanczyk	883
Lynn C. Thurber	721

(2)Represents the aggregate grant date fair value of stock awards we granted as computed under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation - Stock Compensation (ASC 718). The fair value of the stock awards was equal to the stock price on the date of grant. Compensation in the form of stock awards includes RSUs granted in 2020.

(3)No options were granted to directors in 2020, and there were no outstanding options held by our non-employee directors as of December 31, 2020. The following table sets forth the aggregate number of outstanding stock awards held by our non-employee directors as of December 31, 2020.

Name	Number of RSUs
John P. Case	3,719
Ngaire E. Cuneo	3,719
Charles R. Eitel	3,719
Tamara D. Fischer	5,130
Norman K. Jenkins	3,719
Melanie R. Sabelhaus	3,719
Peter M. Scott, III	3,719
David P. Stockert	3,719
Chris T. Sultemeier	3,719
Michael E. Szymanczyk	3,719
Warren M. Thompson	5,483
Lynn C. Thurber	3,719
(4)Represents the amount of matching charitable contributions provided under the Duke Realty Matching Gifts program.

AUDIT COMMITTEE REPORT

The Board’s Audit Committee is composed of four directors, each of whom is independent under SEC Rule 10A-3 and the listing standards of the NYSE. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the company’s website at www.dukerealty.com. The Board has determined that each of Ms. Cuneo, Ms. Fischer, Mr. Scott, and Mr. Szymanczyk is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the company’s internal controls and financial reporting process as well as compliance with laws and regulations and ethical business standards. KPMG, the company’s independent registered public accounting firm, is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department, and KPMG. The Audit Committee met with management and KPMG to review and discuss the company’s 2020 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by the applicable requirements of the PCAOB and the SEC, and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the company’s critical accounting policies and critical accounting matters; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. The Audit Committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee or the Chairperson of the Audit Committee, as provided by the Audit Committee’s Pre-Approval Policy, pre-approved all audit, audit-related, and permitted non-audit services provided by KPMG to the company and the related fees for such services, and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Audit Committee
Peter M. Scott, III, Chairperson
Ngaire E. Cuneo
Tamara D. Fischer
Michael E. Szymanczyk

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We incurred the following fees for services rendered by KPMG, our independent registered public accountants, during 2020 and 2019:

Audit Fees:$1,507,000 for 2020 and $1,721,000 for 2019, which included fees for services associated with comfort letters and auditor consents totaling $450,000 and $425,000 respectively.

Audit-Related Fees: $86,500 for 2020 and $55,000 for 2019. These fees primarily relate to associate benefit plan audits and green bond attestations.

Tax Fees: $65,398 for 2020 and $7,673 for 2019. These fees are for services on various tax consulting matters.

All Other Fees: None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for audit and non-audit services. Under this policy, the committee pre-approved the following services, including the amount of fees payable for such services:

•tax consulting services;

•audit services associated with SEC filings;

•consultations regarding the appropriate accounting or disclosure treatment of specific transactions or events; and

•audits of our associate benefit plans.

Any fees in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chairperson, with a review by the Audit Committee at its next scheduled meeting. All non-audit services provided by KPMG in 2019 and 2020 were approved in accordance with this pre-approval policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2020. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of our financial statements were compatible with the maintenance of independence of KPMG as our independent registered public accountants.

REPORT OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

Each member of our Compensation and Human Capital Committee is independent, as determined by the Board and based on NYSE listing standards. Members of the Compensation and Human Capital Committee have primary responsibility for setting the compensation of the company’s senior executive officers in a manner that is effective and consistent with the company’s compensation strategy. As part of that responsibility, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board include the Compensation Discussion and Analysis in this proxy statement.

Compensation and Human Capital Committee
Melanie R. Sabelhaus, Chairperson
John P. Case
Norman K. Jenkins

The information contained in the Report of the Compensation and Human Capital Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted on the preceding page, the Compensation and Human Capital Committee consists of three independent directors: Ms. Sabelhaus, Mr. Case, and Mr. Jenkins. No member of the Compensation and Human Capital Committee is or was formerly an officer or an associate of the company. No executive officer of the company serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Board, nor has such interlocking relationship existed in the past.

CORPORATE RESPONSIBILITY

As part of our vision to continually set the standard for maximizing stakeholder value, we have a long-standing commitment to sustainable practices in environmental, social, and corporate governance, or ESG, initiatives. We note below some of our accomplishments in each ESG category during 2020. We are proud of our ESG accomplishments, but recognize that we still have opportunities to do more. As such, in 2021, we began the process of conducting a materiality assessment to understand what ESG issues are the most relevant and important to our business and our stakeholders. We plan to use the information gathered from this assessment to help us set meaningful targets and develop a plan for continued progress in our ESG initiatives moving forward.

Environmental

We have implemented sustainable and customer-oriented practices in development and operations to try to mitigate the impact on the environment and reduce overall corporate risk.

•We have a Sustainable Development Policy, which is intended to increase the operational efficiency of our buildings and promote sustainable design principles. We are committed to integrating innovative, sustainable building design features in alignment with LEED®, including constructing to LEED criteria, and, where feasible, achieving certification in all new developments. Duke Realty is a Gold Member of USGBC and, as of December 31, 2020, owned 23 LEED certified projects, encompassing approximately 9.8 million square feet, with 25 new projects pending certification review. LEED®- an acronym for Leadership in Energy and Environmental Design™ - is a registered trademark of the U.S. Green Building Council®.

•We also follow sustainable building practices for maintenance, tenant improvements, and capital projects with our existing buildings, with an objective of providing operating cost savings for tenants as well as supporting tenant and landlord sustainability objectives.
•We look for ways to reduce consumption of electricity, gas, and water, including, for example, retrofitting older high energy consuming light fixtures to newer, more efficient LED lighting. While we do not control most of the utility usage at our properties, we have been partnering with a third party data management provider since 2018 in order to help monitor and manage the utility usage we do control. We also have updated our standard lease form to include language requiring tenants to provide us with their utility usage. With more data from tenants, we expect to establish realistic utility usage benchmarks and find ways to work with tenants to help make efficiency decisions.

•Renewable energy is an important part of our sustainability initiatives. In 2020, we partnered with solar developers to increase the number of buildings in our portfolio with rooftop solar panels. We plan to continue to encourage our tenants to consider solar installation to help off-set their electricity usage.

•During 2020, we published our allocation report regarding our use of proceeds from our 2019 $400 million “green bond offering” showing that the net proceeds were fully allocated to financing or refinancing “eligible green projects.” Eligible green projects were defined to include certain “green buildings,” energy efficiency projects, sustainable water and wastewater management systems, renewable energy projects, clean transportation solutions, and pollution prevention and control.

Social

We have numerous initiatives that demonstrate our care and concern for everyone with whom we interact, including the communities in which we do business.

•In light of the COVID-19 pandemic, we made various changes to our operations in 2020 in order to help protect the health and safety of our various stakeholders. Specifically, with respect to our associates, we initially closed our 17 offices and required our associates to work remotely, when possible. As the economy reopened, we reopened our offices and proceeded with an abundance of caution and care following the Center for Disease Control Guidelines and local and state requirements, while still providing the flexibility of remote working if needed.

•We are dedicated to fair compensation, fostering a dynamic and balanced work environment, and providing associates with developmental opportunities to perform well and derive satisfaction from their work. A testament to our culture is our average associate tenure of 12.7 years. We also routinely conduct associate engagement surveys and have received numerous awards for being a great place to work. Recently, the Best Companies Group in partnership with local business journals awarded us 1st place for the Best Places to Work in Illinois (medium company category); 11th place for the Best Places to Work in Texas (medium company category); and 1st place for the Best Places to Work in Orange County, California (large company category).

•Since 2001, we have had a diversity and inclusion program, pursuant to which we strive to attract and retain diverse talent, hire diverse vendors, and partner with our tenants on diversity initiatives. In 2021, we renamed the program to be the diversity, equity, and inclusion program. The diversity, equity, and inclusion program encompasses four pillars: (1) workplace, pursuant to which we try to provide a workplace culture that values the thoughts, ideas, and contributions of all associates; (2) supplier diversity, pursuant to which we try to hire a broad network of suppliers; (3) business development, pursuant to which we attempt to mirror the demographics of our tenants and prospects in order to position us to understand different points of view and, in doing so, be better able to secure new tenants and retain current tenants; and (4) community outreach, pursuant to which we strive to serve a diverse group of community organizations to help strengthen the communities in which we operate. In 2020, in addition to having an annual diversity and inclusion speaker, we held two panel discussions in response to the national discussion regarding race relations. During the first panel, some of our associates of color discussed what it was like for them to grow up in America. During the second panel, three influential leaders of color, including one former and one current member of our Board, spoke to associates about how associates can make meaningful change relating to diversity, equity, and inclusion in our company. We also joined Urban Land Institute’s (ULI) Paradigm for Parity (P4P), which is an alliance of executives, board members, academics, and other leaders working toward eradicating the gender gap in corporate leadership by 2030. Moreover, the Brandon Hall Group recognized our diversity and inclusion program, awarding us their Gold Award for excellence in Diversity and Inclusion Strategy.

•In addition to our focus on diversity, equity, and inclusion, we promote all aspects of wellness for our associates, including physical, emotional, and financial health, through our wellness program, which includes group activities, online resources, and generous incentives. In 2020, in order to help associates deal with the mental health effects of the pandemic, we provided free access to counseling and a health coaching line. We offered a variety of virtual programs to keep associates engaged while working from home, including exercise and ergonomics videos. In addition, we hosted a virtual Wellness Week that featured emotional, physical, and financial wellness activities. Recognition for our wellness program in 2020 included receiving the 2020 Workplace Health Achievement award by the American Heart Association (Gold Level), being an honoree for the 2020 Healthiest Employer of Indiana, and placing 88th on the 2020 Healthiest 100 Workplaces in America list.

•We encourage our associates to participate in volunteer and community activities and support those who do participate by providing each associate with two paid community days per year. While we did not hold a company-wide in-person Day of Service in 2020, some of our local markets volunteered in their communities. For example, in Indianapolis, associates volunteered with Habitat for Humanity to help build two homes, and, in Houston, associates volunteered at Houston Food Bank by assisting with meal preparation and the packaging of hot meals to distribute to Houston Food Bank’s Kids Café sites. In Dallas, associates volunteered with the Salvation Army’s Christmas Warehouse unloading trucks, labeling items, sorting bags of gifts by families, and shelving bags of gifts. We also continued to encourage our associates to participate in our charitable contribution programs, including our Dollars 4 Doers program (matching dollars for volunteer hours spent) and our Matching Gifts program (matching dollars for associate donations to charities).

•We have partnered with the American Red Cross since 2017 to help prevent and alleviate human suffering in the face of emergencies. Each year, Duke Realty associates participate in various engagement opportunities from volunteering in the organization’s “Sound the Alarm” campaign, during which our associates helped local fire departments install smoke alarms, to assisting in the Missing Maps project, during which associates have helped put people from high risk countries on the map. In 2020, we hosted an increased number of blood drives for communities in which we have a presence, we conducted Missing Maps sessions virtually, and conducted our annual campaign to financially support the American Red Cross. Currently, Duke Realty is an American Red Cross Disaster Responder member and recognized as one of the largest supporters nationwide.

Corporate Governance

Our reputation is one of our most important assets. Since our inception, we have insisted that our associates, officers, and directors conduct business in accordance with the highest ethical standards. We also strive to implement robust corporate governance practices, as they are critical to keeping us accountable and transparent.

•We are devoted to ensuring that the Board has a strong oversight function, with a majority of independent directors and a Lead Director. We also conduct annual evaluations of our Board and its committees.

•50% of our director nominees are female or people of color. Our Compensation and Human Capital Committee is chaired by a woman. We also have a Board Diversity and Inclusion Policy.

•The Board oversees our risk management processes, with our Internal Audit Department reporting directly to the Audit Committee. Please see “Board Oversight of Risk Management” for more information regarding the Board’s role in risk management.

•We conduct annual Code of Business Ethics training sessions, and associates and directors must sign off on our Code of Business Ethics every year.

•We have a Vice President of Corporate Responsibility who reports to the executive leadership team and a Corporate Responsibility Committee that works with our Vice President of Corporate Responsibility.

•We have adopted proxy access, a majority voting policy for director elections, shareholders can call special meetings and amend our bylaws, and we do not have a shareholder rights plan.

•We implemented a Vendor Code of Conduct that outlines our expectations and standards for how our vendors operate while doing business on our behalf. Going forward, we are asking our construction and property management vendors to understand and comply with this Code.

•In 2020, we completed the GRESB Real Estate Assessment for the third time. GRESB is an industry leader in providing ESG benchmarks for real estate assets. By responding, we are able to assess and improve our ESG performance over time. In 2020, we increased our GRESB survey score from the previous year, and we expect to continue participating in the survey.

Through all of our ESG efforts, we demonstrate that operating and developing commercial real estate can be conducted with a conscious regard for the environment and the community, while also benefiting our shareholders, associates, tenants, and communities in which we operate.

PROPOSAL 2	ADVISORY VOTE TO APPROVE THE COMPENSATION OF NEOS

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, we are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis beginning on page 37, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to achieving our key business objectives, and closely aligns the interests of our executives with the interests of our shareholders. In sum, our compensation is designed to reward executives when the company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement.

At the Annual Meeting of Shareholders on April 29, 2020, more than 97% of the shares voted were in support of the compensation of our named executive officers, as discussed and disclosed in the 2020 proxy statement. The Compensation and Human Capital Committee appreciates and values the views of our shareholders. In considering the results of last year’s advisory vote to approve executive compensation, the Compensation and Human Capital Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2020 as a result of the advisory vote.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 37 and the tables and other disclosures on compensation under Executive Compensation beginning on page 55, and encourages you to cast a vote to approve the company’s executive compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory and, therefore, not binding on the company, the Compensation and Human Capital Committee, or the Board. The shareholders’ advisory vote will not overrule any decision made by the Board or the Compensation and Human Capital Committee or create or imply any additional fiduciary duty by our directors. However, if there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Compensation and Human Capital Committee will evaluate whether any actions are needed to address those concerns. Say-on-pay votes currently are held by the company annually, and we expect the next say-on-pay vote after this Virtual Annual Meeting to occur at the 2022 Annual Meeting of Shareholders.

The proposal to approve, on an advisory basis, the compensation of our named executive officers will be approved if the votes cast in favor exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction

    In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Compensation and Human Capital Committee has made under those programs and policies with respect to our top executive officers, and the material factors that the Compensation and Human Capital Committee has considered in making those decisions. Following the Compensation Discussion and Analysis (CD&A), under the heading “Executive Compensation,” is a series of tables containing specific data about the compensation earned in 2020 by the following individuals, whom we refer to as our named executive officers:

•our Chairman and Chief Executive Officer, Mr. James B. Connor;

•our Executive Vice President and Chief Financial Officer, Mr. Mark A. Denien;

•our Executive Vice President and Chief Operating Officer, Mr. Steven W. Schnur;

•our Executive Vice President, Chief Investment Officer, Mr. Nicholas C. Anthony; and

•our Executive Vice President, General Counsel and Corporate Secretary, Ms. Ann C. Dee.

2020 Performance Highlights

2020 was another excellent year for Duke Realty, especially when considering the unprecedented times caused by the COVID-19 pandemic. We improved in nearly every key operating metric, including same-property net operating income growth and rent growth, and further strengthened our already sound balance sheet. As the pandemic began in early 2020, we shifted our focus to rent collections and cash preservation. Our portfolio performed exceptionally well as we collected, or executed deferral agreements, for over 99.9% of our rents for the year. By the end of the year, we had exceeded all of our pre-pandemic expectations for our key operating metrics. Due to our strong performance, we did not make any COVID-related adjustments to our executive compensation program and did not have any pay cuts for non-executive associates.

At December 31, 2020:

•We owned or jointly controlled 537 primarily industrial properties, of which 520 properties with 152.2 million square feet were in service and 17 properties with 7.4 million square feet were under development. The 520 in-service properties were comprised of 480 consolidated properties with 140.7 million square feet and 40 unconsolidated joint venture properties with 11.5 million square feet. The 17 properties under development consisted of 16 consolidated properties with 6.9 million square feet and one unconsolidated joint venture property with 517,000 square feet.

•We owned directly, or through ownership interests in unconsolidated joint ventures (with acreage not adjusted for our percentage ownership interest), approximately 1,000 acres of land and controlled approximately 800 acres through purchase options.

In 2020, we continued to refine the geography of our assets to increase our exposure to coastal Tier 1 markets through value-creating development projects and the acquisition of quality, strategically-located industrial assets with high potential for growth in cash flow. Our exposure to coastal Tier 1 markets now stands at 37% of total stabilized net operating income on a cash basis, compared to 32% one year ago.

We also achieved excellent operational and capital results in 2020. Highlights include:

•In 2020, earnings per diluted share decreased by 31.3% from 2019, primarily due to higher gains on sales of properties in 2019 and losses on debt extinguishment in 2020. In 2020, we achieved an increase of 6.2% in Adjusted Funds from Operations (AFFO), on a share adjusted basis, and 5.6% in Core Funds from Operations (Core FFO). AFFO and Core FFO are not metrics determined in accordance with generally accepted accounting principles (GAAP). See Appendix A for a discussion and reconciliation to the most directly comparable GAAP measures.

•Our average total in-service occupancy for the year was 97.0%. Even with the high occupancy level in our stabilized portfolio, we have ample opportunity to grow earnings and lease additional space in our unstabilized portfolio.

•For the year ended December 31, 2020, income from continuing operations before income taxes decreased 32.5%, due to the timing of property dispositions and debt extinguishment costs, and same-property net operating income, on a cash basis, increased 5.0%, in each case compared to 2019. This growth in same-property net operating income is better than our original, pre-pandemic expectations. Our leasing activity across all our markets yielded annualized net effective rental rate growth on second generation leases of 28.8%. Our increased occupancy level coupled with steady rental rate growth generated our best year-over-year increase to same-property net operating income. Same-property net operating income is not a GAAP metric. See Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

•We maintained our strong balance sheet, overall financial position, and our high investment-grade credit ratings. We opportunistically raised $675 million of capital in the debt markets and used the majority of the proceeds to retire upcoming debt maturities. We now have no significant debt maturities until 2023.

•We began $796 million of new developments that were 62% pre-leased. These projects provide a relatively low risk investment that should drive future earnings growth and create significant value.

Our operational and strategic success has translated into strong returns to our shareholders. Our total shareholder return was 59.6% and 125.9% over the past three and five fiscal years, respectively. This is particularly favorable when compared to total shareholder returns of 11.0% and 26.6% for the MSCI US REIT Index over the same time periods. We increased our quarterly dividend from $0.235 per share for the first three quarters of 2020 to $0.255 per share for the fourth quarter of 2020, representing a 9.1% increase in dividends paid year-over-year. We expect to continue to distribute an amount at least equal to our taxable earnings, to meet the requirements to maintain our REIT status, and additional amounts as determined by our Board. Distributions are declared at the discretion of our Board and are subject to actual cash available for distribution, our financial condition, capital requirements, and such other factors as our Board deems relevant.

Fiscal 2020 Pay and Performance Alignment

Fiscal Year 2020 Performance Measures and Results						Fiscal Year 2020 Award Payouts
Annual Incentive Awards						The table below summarizes the overall bonus payouts which were based on the corporate, division (as applicable) and individual goals and weightings for each named executive officer.
Corporate Goals (all named executive officers)
Annual cash incentive awards for all executives had the following corporate goals: AFFO/share, Core FFO/share, and average total in-service lease up occupancy.
	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual
AFFO/Share	$1.33	$1.37	$1.39	$1.42	$1.38	NEO	% of Target Earned	Annual Incentive Payout
Core FFO/Share	$1.45	$1.51	$1.54	$1.58	$1.52	Connor	147.50%	$2,537,740
Average Total In-Service Lease Up Occupancy						Denien	145.00%	$1,131,000
	94.70%	96.10%	96.80%	97.50%	97.00%	Schnur	145.00%	$942,500
						Anthony	144.39%	$919,770
Division Goals (Mr. Anthony)						Dee	138.80%	$824,180
The award for Mr. Anthony also included the following goals related to our Capital Transactions and Joint Venture Division.
(Dollar figures are in millions)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual
Acquisitions Volume(1)	$166.67	$250.00	$291.67	$375.00	$404.56
Acquisitions Yield(2)	4.00%	4.25%	4.40%	4.60%	4.33%
Dispositions Volume(1)	$318.00	$424.00	$477.00	$583.00	$395.95
Dispositions Yield(3)	6.00%	5.75%	5.60%	5.40%	3.89%
(1) Based on ownership share
(2) Stabilized capitalization rate
(3) In-place capitalization rate

Individual Goals (all named executive officers)
Awards for all executives included subjective, non-formulaic individual performance goals.
2020-2022 Performance Share Plan Awards (PSP awards)
PSP awards vest after three years, if and to the extent performance goals are met, and have two performance components: average annual growth in AFFO/Share and relative total shareholder return, based on a peer group of selected REITs and certain indices. Named executive officers have the opportunity to elect to receive Long-Term Incentive Plan, or LTIP, units with the same vesting schedule in lieu of PSP awards.						The performance goals and resulting payout for the PSP awards relating to fiscal years 2018-2020 are described on pages 50-52.
	Threshold (50%)	Target (100%)	Superior (200%)
Average Annual Growth in AFFO/Share	0.00%	3.00%	5.00% or above
	Threshold (50%)	Target (100%)	Superior (200%)	Outperformance (250%)
Annualized Relative TSR Percentile Rank	25	50	75	≥75 & ≥15.00% Absolute TSR
Restricted Stock Units (RSUs)
RSUs granted in 2020 vest in equal amounts on the first three anniversaries of the grant date, provided that the named executive officer remains employed on each such vesting date. Named executive officers have the opportunity to elect to receive LTIP Units with the same vesting schedule in lieu of RSUs.

Our Executive Compensation Practices

The Compensation and Human Capital Committee is mindful of evolving practices in executive compensation and corporate governance. The following table highlights our current executive compensation practices – both the practices we believe drive performance and mitigate risk and the practices we have not implemented or have eliminated because we do not believe they would serve our shareholders’ long-term interests.

Executive Compensation Practices We Have Implemented:
☑ Provide balanced pay opportunities consisting of (1) cash and equity, (2) annual and long-term incentives, and (3) fixed and variable pay
☑ Align pay and performance
☑ Use diverse performance measures
☑ Have appropriate caps on performance-based bonus payouts
☑ Provide perquisites that are limited and have sound business rationale
☑ Include “double-trigger” change in control provisions in equity awards
☑ Apply share ownership and retention guidelines for senior executive officers and directors
☑ Utilize an independent compensation adviser
☑ Seek to mitigate undue risk in compensation programs
☑ Maintain a clawback policy
☑ Maintain an anti-hedging/pledging policy

Executive Compensation Practices We Have Not Implemented:
☒ No “liberal” change in control definition that would be activated on shareholder approval of a transaction
☒ No tax gross-ups on perquisites (except for certain relocation costs that are available to all associates)
☒ No tax gross-up protection for change in control excise taxes
☒ No repricing of options or SARs (directly or indirectly) without prior shareholder approval
☒ No employment contracts, except for severance agreements with certain officers

Consideration of Most Recent Say-on-Pay Vote

    The Compensation and Human Capital Committee recognizes that executive pay practices and views of sound governance principles continue to evolve. Consequently, the Compensation and Human Capital Committee intends to continue paying close attention to the advice and counsel of its independent compensation adviser, and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation and Human Capital Committee or the Board. Please refer to “Information about Communications with Duke Realty Corporation and Our Board” on page 21 for information about communicating with the Board.

    At the Annual Meeting of Shareholders on April 29, 2020, more than 97% of the shares voted were in support of the compensation of our named executive officers, as discussed and disclosed in the 2020 proxy statement. This was the highest level of support for our say on pay proposals yet. Based on the advisory vote to approve the compensation of our named executive officers, the Compensation and Human Capital Committee concluded that the compensation paid to our named executive officers and the company’s overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2020 as a result of the advisory vote.

    At the Annual Meeting of Shareholders on April 26, 2017, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board has implemented an advisory vote to approve executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which is expected to occur at the 2023 Annual Meeting.

Overview of Executive Compensation Philosophy and Objectives

We have designed our executive compensation program, under the direction of the Compensation and Human Capital Committee, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program is designed to:

•provide total compensation opportunities with a combination of compensation elements that are competitive;

•tie a significant portion of each executive’s compensation to achieving our key business objectives; and

•align shareholder interests and executive rewards by tying a significant portion of each executive’s compensation opportunity to pay for performance standards designed to increase long-term shareholder value.

Determining Individual Compensation Levels and Pay Mix

When setting compensation, the Compensation and Human Capital Committee seeks to achieve optimal balance between:

•fixed and variable pay;

•short-term and long-term incentives; and

•cash and equity.

We believe that a significant percentage of our executives’ compensation should be at risk and subject to performance. In addition, we attempt to balance the short- and long-term focus of our executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity-based awards.

    Our executive compensation program includes the following elements:

Compensation Element		Overview/Objectives
Base Salary	•
Fixed portion of an executive’s annual compensation that is intended to recognize fundamental market value for the individual’s skills and experience based on the responsibilities of his or her position.

Annual Cash Incentive	•	Annual cash incentives vary based on performance against pre-defined goals and are intended to reward short-term performance, including company, individual, and, in some cases, division performance.
Long-term Incentive Awards (restricted stock units and PSP awards)	•
Stock-based incentives vary based on stock price and, in the case of PSP awards, on the achievement of predefined goals. They are intended to reward performance over a multi-year period, link executives’ interests to those of shareholders, and encourage retention through a multi-year vesting schedule.

The following charts show the allocations of the fiscal year 2020 target total direct compensation for our Chief Executive Officer and the fiscal year 2020 average target total direct compensation for our other named executive officers, respectively. Base salary is the only fixed element of compensation, with the remainder being at risk. Base salaries and annual bonuses are paid in cash, while 100% of the long-term incentive opportunities (RSUs and PSP awards) are paid in stock, or partnership units, at the executive’s election.

Fiscal 2020 Targeted Total Direct Compensation

Target Total Direct Comp. — CEO

Target Total Direct Comp. — Average Other NEOs

13%
24%
21%
42%
Variable Based On Performance (66%)
Variable Based On Stock Price (63%)
22%
17%
28%
33%
Variable Based On Performance (61%)
Variable Based On Stock Price (50%)

= Base Salary

= Annual Bonus

= Performance Shares

= Restricted Stock Units

How We Make Compensation Decisions

    The Compensation and Human Capital Committee has primary responsibility for determining our compensation strategy and setting the compensation of our senior executive officers. Information about the Compensation and Human Capital Committee can be found on page 22 of this proxy statement, under the caption “Board Committees.” To assist in evaluating the compensation practices at the company, the Compensation and Human Capital Committee engaged FPL Associates, L.P. (FPL) as its independent executive compensation adviser in June 2020. FPL reports directly to the Compensation and Human Capital Committee and provides no other services to the company. The following table outlines the roles and responsibilities of the various parties in determining executive compensation.

Roles and Responsibilities
The Compensation and Human Capital Committee	•	Determines our compensation strategy.
	•	Oversees design, implementation, and administration of our equity programs.
	•	Approves incentive programs and sets performance goals for executive officers.
	•	Reviews the performance of the Chief Executive Officer.
•
Determines appropriate levels of compensation for our executive officers, including the Chief Executive Officer, by assessing their individual performance as well as the financial and operational results of the company against annual objectives.

FPL (Independent Compensation Adviser)	•
Provides advice, research, and analytical services on a variety of subjects, including compensation philosophy, trends, and best practices, peer group selection, target competitive positioning, pay mix, and incentive program design.

Chief Executive Officer	•	Develops an assessment of individual performance for each of his direct reports.
	•	Provides recommendations to the Compensation and Human Capital Committee regarding individual compensation levels for such executives.
•
Provides recommendations to the Compensation and Human Capital Committee regarding metrics and goal levels for incentive plans for company, division, and individual performance for himself and each of his direct reports.

Other Members of Management	•
Our Vice President, Human Resources provides data and information relating to our compensation programs to the Compensation and Human Capital Committee and FPL to help facilitate the Compensation and Human Capital Committee’s review of competitive compensation practices.

	•	Our Chief Financial Officer provides the Compensation and Human Capital Committee with reports on financial performance as it relates to key business drivers and performance measures included in incentive program designs.

Assessing the Competitive Marketplace

The Compensation and Human Capital Committee reviews peer compensation data to ensure that our executive officer compensation is competitive in the marketplace. In 2019, management engaged FPL, to provide market data from our peer group. The peer group, developed in consultation with Frederic W. Cook & Co., Inc. (FW Cook), which was the independent compensation adviser to the Compensation and Human Capital Committee in 2019, consisted of 15 public REITs that were similar to the company in terms of total capitalization (market value of common stock, preferred stock, operating partnership units, and balance sheet long-term debt). Total capitalization of companies in this peer group ranged from approximately $9.6 billion to $23 billion, with a median of $13.9 billion (as of June 30, 2019). Our total capitalization of approximately $14.3 billion (also as of June 30, 2019) was 103% of the median of the peer group. This peer group was used to assess competitive levels of compensation for our executive officers to help inform the Compensation and Human Capital Committee’s decisions on 2020 target total direct compensation opportunities. The companies included in the peer group were:

• Alexandria Real Estate Equities, Inc.	• Extra Storage Space, Inc.	• Liberty Property Trust
• Apartment Investment and Management Company	• Federal Realty Investment Trust	• The Macerich Company
• Camden Property Trust	• Healthpeak Properties, Inc.	• Mid-America Apartment Communities, Inc.
• CyrusOne Inc.	• Host Hotels & Resorts, Inc.	• Regency Centers Corporation
• Douglas Emmett, Inc.	• Kimco Realty Corporation	• UDR, Inc.

How the Compensation and Human Capital Committee Uses Peer Group Data

The Compensation and Human Capital Committee’s objective is to provide a range of compensation opportunities with a combination of elements that are competitive relative to similarly-situated executives at other companies and internally. To assess external competitiveness, the Compensation and Human Capital Committee reviews the median compensation levels from the compensation peer group companies for each component of pay, including base salary, target annual incentive bonus, target total cash compensation (which includes both base salary and target annual incentive bonus), target long-term incentives, and target total direct compensation (which includes base salary, target annual incentive bonus, and the target value of long-term incentives) for each executive officer position. In setting individual executive target total direct compensation opportunities for 2020, the Compensation and Human Capital Committee examined each component on both a stand-alone basis and as a total. Decisions were based on the Compensation and Human Capital Committee’s business judgment, informed by the comparative data, professional advice, and other considerations, including each executive’s experience level and job performance; his or her duties and responsibilities at the company compared to the duties and responsibilities of executive officers in similar positions at compensation peer group companies; the company’s performance; internal pay equity; and other circumstances unique to the company.

Analysis of 2020 Compensation Decisions

Base Salaries

Base salaries paid to our executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The Compensation and Human Capital Committee considers the executive’s performance, role, and responsibilities; internal equity considerations; and external competitive compensation data when determining the base salary for each executive officer. Base salaries for each of the named executive officers were increased at the beginning of 2020 to recognize performance and bring salaries more in line with competitive benchmarks as follows:

Name	2019	2020
James B. Connor	$880,000	$930,000
Mark A. Denien	$560,000	$600,000
Steven W. Schnur	$485,000	$500,000
Nicholas C. Anthony	$475,000	$490,000
Ann C. Dee	$455,000	$495,000

Annual Cash Incentives

    We pay annual incentive bonuses to reward executives for achieving or surpassing annual performance goals that are directly related to our key financial and operational objectives for the year and for execution of specific company strategies. At the beginning of each year, the Compensation and Human Capital Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall company leverage, annual capital-recycling goals, the capital market environment, specific platform issues, and other considerations.

Each named executive officer has a target annual bonus potential, expressed as a percentage of base salary, based on his or her role and responsibilities, internal equity considerations, and external competitive compensation data. Annual bonuses are paid in cash in February for the prior year’s performance, and based on the Compensation and Human Capital Committee’s assessment of our overall performance against goals and each executive’s individual (and, if applicable, division) performance against goals approved by the Compensation and Human Capital Committee.

The following table shows the target annual cash incentive for 2020 for each of our named executive officers and the actual award earned, expressed as a percentage of the target:

Name	Target Annual Bonus (as a % of Salary)	Actual Annual Bonus (as a % of Target)
James B. Connor	185%	148%
Mark A. Denien	130%	145%
Steven W. Schnur	130%	145%
Nicholas C. Anthony	130%	144%
Ann C. Dee	120%	139%

For 2020, 75% of the annual bonus opportunities for Messrs. Connor, Denien, and Schnur and Ms. Dee and 35% of the annual bonus opportunity for Mr. Anthony were based on overall company performance, as measured by three operational strategy goals: one that measured the company’s annual AFFO per share, one that measured the company’s annual Core FFO per share, and one that measured the average total in-service lease up occupancy of our real estate portfolio, each as described in more detail below. We selected these measures because they directly impact and are indicative of our success in achieving our primary financial and operational objectives for 2020: namely, increasing profitability by maximizing cash from operations.

•AFFO and Core FFO are calculated by first computing FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income or loss in accordance with GAAP, excluding gains or losses on sales of real estate assets (including real estate assets incidental to our business) and related taxes, gains or losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business); plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures and partially owned consolidated entities. Then, to determine Core FFO, FFO computed in accordance with NAREIT is adjusted for certain items that are generally non-cash in nature and that can create significant earnings volatility and do not directly relate to our core business operations. The adjustments include gains or losses on debt transactions; gains or losses from involuntary conversion from weather events or natural disasters; promote income; severance and other charges related to major overhead restructuring activities; and the expense impact of costs attributable to successful leasing activities. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance. AFFO is Core FFO less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period, and adjusted for certain non-cash items, including straight line rental income and expenses; non-cash components of interest expense, including interest rate hedge amortization; stock compensation expense; and after similar adjustments for unconsolidated partnerships and joint ventures.

•Average Total In-Service Occupancy (Lease-Up Basis) is the average square footage of our in-service real estate portfolio represented by executed leases without regard to whether the leases have commenced, divided by the total average square footage of our in-service real estate portfolio, excluding the impact of any acquisitions during the year.

40% of the annual bonus opportunity for Mr. Anthony in 2020 was based on his division’s performance goals, which are described on page 47.

25% of the annual incentive bonus opportunity for each of our named executive officers in 2020 was directly tied to individual performance.

For purposes of the annual bonus program, individual performance in 2020 was evaluated in a subjective and non-formulaic manner, based on certain individual goals, as described below:

Name	Goals
James B. Connor
As the company’s Chairman and Chief Executive Officer, Mr. Connor’s individual goals for 2020 were based upon updating the company’s 2019-2021 strategic plan including adding new goals and increasing existing goals in the plan, maintaining the company’s BBB+ credit metrics, further developing succession and leadership plans for executives including Chief Executive Officer successors, continuing to refresh the Board by recruiting a new Board member, and developing a recession analysis as well as a plan to implement at the onset of a recession. The COVID pandemic/recession provided a good stress test for the plan.

Mark A. Denien
As the company’s Chief Financial Officer, Mr. Denien’s individual goals for 2020 focused on maintaining the company’s BBB+ credit metrics, developing, presenting, and implementing a plan to achieve the company’s overall strategic plan, gaining additional insight into operations including leasing and development, enhancing investor and analyst communications, developing expanded roles for key team members and increasing the diversity of his group.

Steven W. Schnur
As the company’s Chief Operating Officer, Mr. Schnur’s goals for 2020 included increasing visibility and relationships with clients, investors, and major brokerage house leaders, promoting the corporate responsibility initiative including expanded roles for key team members, developing succession plans for leaders within the company’s real estate operations, evaluating and developing a plan to replace the company’s current customer relationship management system, and, as a result of COVID, achieving best in class rent collections within the industrial sector.

Nicholas C. Anthony
As the Executive Vice President, Chief Investment Officer, Mr. Anthony’s goals for 2020 included conducting an analysis of merger and acquisition targets, developing an acquisition plan for complementary logistics properties, evaluating fund/joint venture opportunities, taking an active role in investor and analyst relations, and finalizing the company headquarters move and financing.

Ann C. Dee
As the company’s General Counsel, Ms. Dee’s individual goals for 2020 included assisting with diversity and inclusion objectives, increasing awareness of risk management, continuing the development of a succession strategy for the legal department, and assisting with developing the 2020 virtual Board retreat.

The following table shows the adjusted performance goals and weightings of the 2020 annual incentive bonus opportunities for the named executive officers.

	Weighting for James B. Connor, Mark A. Denien, Steven W. Schnur, and Ann C. Dee	Weighting for Nicholas C. Anthony	2020 Annual Incentive Targets
			Threshold	Target	Stretch	Superior	Actual
AFFO/Share	25.00%	11.66%	$1.33	$1.37	$1.39	$1.42	$1.38
Core FFO/Share	25.00%	11.66%	$1.45	$1.51	$1.54	$1.58	$1.52
Average Total In-Service Lease Up Occupancy	25.00%	11.66%	94.70%	96.10%	96.80%	97.50%	97.00%
Division Goals	0.00%	40.00%	For Mr. Anthony: Assessment of achievement against a mix of financial and operational goals applicable to our Capital Transaction and Joint Ventures Division including: acquisitions volume ($250.0 million target, $404.56 million actual), acquisitions yield (4.25% target, 4.33% actual), dispositions volume ($424.0 million target, $395.95 million actual), and dispositions yield (5.75% target, 3.89% actual).
Individual Goals	25.00%	25.00%	Subjective assessment of achievement of individual goals for 2020 as discussed above.
Total	100.00%	100.00%
Performance for the corporate goals is measured against four different levels established by the Compensation and Human Capital Committee - threshold, target, stretch, and superior. Achieving the target level of performance results in a payout at 100% of target for the relevant measure. Threshold performance results in a payout at 50% of target, and stretch and superior performance result in payouts at 150% and 200% of target, respectively. Performance below the threshold goal results in no payout for the relevant measure. Payout amounts between performance levels are determined using interpolation. The Committee reviews the performance against the division goals relating to our Capital Transactions and Joint Ventures Division, which were used for Mr. Anthony, and the individual goals for named executive officers, and determines the payout for these elements in a partially formulaic and partially non-formulaic manner.
Financial component target levels set for our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Long-Term Incentive Awards

The objectives of the company’s long-term incentive compensation program are to:

•reward achievement over a multi-year period;
•align the interests of the executives with those of our shareholders by focusing executives on the shareholder return performance of the company; and
•provide a retention mechanism through multi-year vesting.

    The Compensation and Human Capital Committee oversees grants of long-term incentives on an annual basis and at other times that may be warranted. A target long-term incentive award value is established for each executive as a percentage of base salary. The Compensation and Human Capital Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive’s level of responsibility within the company and internal and external equity considerations.

The following table shows the target long-term incentive award values for 2020 for each of our named executive officers, expressed as a percentage of base salary.

Name	Target Long-Term Incentive Award Value (as a % of Salary)
James B. Connor	500%
Mark A. Denien	250%
Steven W. Schnur	240%
Nicholas C. Anthony	240%
Ann C. Dee	200%
As shown in the following graphic, the long-term equity awards made to our named executive officers in February 2020 consisted of a combination of one-third RSUs and two-thirds PSP awards.

LONG-TERM INCENTIVE COMPENSATION
1/3
2/3
RESTRICTED STOCK UNITS
Vest ratably over three years
PERFORMANCE SHARE AWARDS
(3-year performance period)
• Average annual growth in AFFO per share
• Relative TSR vs.:
• Peers
• Two REIT Indexes

The following table describes the design features and purpose of the RSUs and PSP awards.

Award		Design Features		Purpose
RSUs	•	Vest over a defined period of time, subject to the executive’s continued employment	•	Retention of key talent
			•	Align the interests of management with those of shareholders
PSP awards	•	Earned based on continued employment and the achievement of financial performance targets established by the Compensation and Human Capital Committee	•	Focus and incentivize our executives on long-term financial performance
	•	Represent the right to earn actual shares of the company’s common stock at the end of a three-year performance period established for each PSP award	•	Retention of key talent
			•	Align the interests of management with those of shareholders

In 2020, executive officers were permitted to elect to receive LTIP units in lieu of RSUs or PSP awards. The LTIP units are designed to qualify as profits interests in our operating partnership, Duke Realty Limited Partnership, for federal income tax purposes. To the extent the value of the LTIP units increases after the grant date, the LTIP units will become regular common units of ownership in our operating partnership upon vesting. Pursuant to the limited partnership agreement of our operating partnership, common units of ownership in the operating partnership may be redeemed for shares in the company on a 1:1 basis.

RSUs

The RSUs granted in 2020 vest ratably over a three-year period, subject to the holder’s continued employment with the company. During the vesting period, RSUs accumulate dividend equivalents, which are deemed to be reinvested in additional vested RSUs based upon the closing price of the company’s common stock on the dividend payment date. When the original RSUs vest, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the company’s common stock and paid to participants.

    LTIP units elected in lieu of RSUs have the same time-based vesting provisions as the RSUs. However, instead of accumulating dividend equivalents, holders of time-based vesting LTIP units receive cash distributions from the operating partnership on each dividend payment date.

Performance Share Plan Awards

    PSP awards granted under the Performance Share Plan (PSP) represent the right to earn actual shares of the company’s common stock at the end of a performance period established for each PSP award. Executives may also elect to receive LTIP units in lieu of performance shares. The actual number of performance shares or LTIP units earned with respect to an award is based upon the target number of performance shares, multiplied by a “payout percentage” ranging from 0 to 225% and determined by the level of performance against pre-established performance goals. Performance shares earn dividend equivalents only if they vest. LTIP units awarded in lieu of PSP awards receive cash distributions equal to 10 percent of the regular partnership distributions during the vesting period, so the LTIP units continue to qualify as “profits interests” for tax purposes. The LTIP units accrue additional dividend equivalent LTIP units up to 90 percent of the regular partnership distributions. As with performance shares, full dividend equivalents are earned on LTIP units only if those LTIP units vest.

Grant of Performance Share Plan Awards in 2020

The PSP awards have two financial performance components, each weighted one-half of the 2020 PSP award, that are measured over a three-year period beginning January 1, 2020, as shown in more detail below. Shares and

LTIP units granted under the PSP are issued under the Duke Realty Corporation 2015 Long-Term Incentive Plan (the 2015 Incentive Plan). To the extent performance goals are achieved, the 2020 PSP awards will pay out after the end of the 2020-2022 performance period.

The first financial component measures the company’s average annual growth in AFFO per share. The following table shows the AFFO per-share growth goals and corresponding payout percentages of target shares for the 2020 PSP awards. The payout for AFFO performance between the Threshold and Target levels and the Target and Superior levels will be linearly interpolated.

2020-2022 Average Annual Growth in AFFO per share
Performance Level	Targets	Payout Percentage
Superior	5.0% or above	200.0%
Target	3.0%	100.0%
Threshold	0.0%	50.0%
Below Threshold	Less than 0.0%	0.0%

The second financial component measures our annualized total shareholder return (changes in stock price, inclusive of reinvested dividends) relative to a peer group. The following table shows the payout percentage for the 2020 PSP awards at various levels of relative and absolute total shareholder return. The TSR payout percentage will be linearly interpolated between the Threshold and Target performance levels and the Target and Superior performance levels.

2020-2022 Relative Total Shareholder Return
Performance Level	Targets	Payout Percentage
Outperformance	≥ 75th Percentile and ≥ 15.0% Absolute TSR	250.0%
Superior	75th Percentile	200.0%
Target	50th Percentile	100.0%
Threshold	25th Percentile	50.0%
Below Threshold	< 25th Percentile	0.0%

For purposes of relative TSR comparisons, the company selected REITs against which we most directly competed for business and/or capital, as well as two REIT indices that were relevant performance benchmarks at the time the PSP awards were granted.

• EastGroup Properties, Inc.	• Plymouth Industrial REIT, Inc.
• First Industrial Realty Trust, Inc.	• Prologis, Inc.
• Industrial Logistics Properties Trust	• Rexford Industrial Realty, Inc.
• Monmouth Real Estate Investment Corporation	• STAG Industrial, Inc.
• MSCI US REIT Index	• Terreno Realty Corporation
• NAREIT FTSE Industrials Index

For both the AFFO payout percentage and the TSR payout percentage, the payout will be zero percent if the threshold performance level is not attained.

Payout of Performance Share Plan Awards Granted in 2018

In 2020, Messrs. Connor, Denien, Schnur, and Anthony, and Ms. Dee earned a payout of the performance shares granted under the PSP in 2018 (2018 PSP) awards. The 2018 PSP awards had two financial performance components, each weighted one-half of the 2018 PSP award, that were measured over a three-year period beginning

January 1, 2018, as described in more detail below. Messrs. Connor, Denien, and Schnur, and Ms. Dee each elected to receive LTIP units in lieu of 2018 PSP awards.

The first financial component measured was the company’s average annual growth in AFFO and the second component measured the company’s annualized TSR relative to a peer group.

The following table shows the AFFO metric goals and corresponding payout percentages for the 2018 PSP awards with payout for performance between levels linearly interpolated.

2018-2020 Average Annual Growth in AFFO per share
Performance Level	Targets	Payout Percentage
Superior	5.0% or above	200.0%
Target	3.0%	100.0%
Threshold	0.0%	50.0%
Below Threshold	Less than 0.0%	0.0%

The following table shows the payout percentage for the 2018 PSP awards at various levels of relative total shareholder return (changes in stock prices, inclusive of reinstated dividends). The TSR payout percentage would be linearly interpolated between Threshold and Target performance levels and the Target and Superior performance levels.

2018-2020 Relative Total Shareholder Return
Performance Level	Targets	Payout Percentage
Outperformance	≥ 75th Percentile and ≥ 15.0% Absolute TSR	250.0%
Superior	≥ 75th Percentile	200.0%
Target	≥ 50th Percentile	100.0%
Threshold	≥ 25th Percentile	50.0%
	< 25th Percentile	0.0%

    Total shareholder return for the 2018-2020 performance period was measured versus the following REITs against which the company most directly competed for business and/or capital, as well as two REIT indexes and one non-REIT index that were relevant performance benchmarks to our business at the time the 2018 PSP awards were granted:

• DCT Industrial Trust, Inc.(1)	• NAREIT FTSE Industrials Index
• EastGroup Properties, Inc.	• Prologis, Inc.
• First Industrial Realty Trust, Inc.	• S&P 500 Index
• Liberty Property Trust(2)	• STAG Industrial, Inc.
• MSCI US REIT Index	• Terreno Realty Corporation

(1) On August 22, 2018, Prologis, Inc. acquired DCT Industrial Trust, Inc. (DCT). Thus, DCT’s total shareholder return for the 2018-2020 performance period was excluded from the final computation.

(2) On February 22, 2020, Prologis, Inc. acquired Liberty Property Trust (Liberty). Thus, Liberty’s total shareholder return for the 2018-2020 performance period was excluded from the final computation.

For purposes of the 2018 PSP awards, our average annual growth in AFFO per share was 7.87%, resulting in a payout percentage of 200% and our relative TSR ranking was in the 50th percentile, resulting in a payout percentage of 100%. The combined payout percentage was 150% of target, an average of the payout percentages for the two components. In addition, with the exception of LTIP units, dividend equivalents accrued on the performance shares earned were paid out in shares of stock. Unpaid operating partnership distributions were paid out in additional LTIP units. Please see “Executive Compensation—Option Exercises and Stock Vested in 2020” for the number of shares of stock and LTIP units and values received by our named executive officers in connection with the payout of the 2018 PSP awards.

Other Compensation and Benefits

Our executive officers participate in benefit plans generally available to all other associates. We also provide certain benefits to our executive officers that are not available to all other associates, such as physical examinations that are outside the normal health care plan, supplemental life insurance, financial advisory services, and automobile and cell phone allowances.

Compensation Guidelines and Policies

To help manage compensation-related risk, we have adopted guidelines to ensure the independence of compensation advisers, a compensation recoupment policy, and stock ownership and retention guidelines, all of which are described in more detail below.

Compensation Committee Advisers Independence Guidelines

The Compensation and Human Capital Committee has adopted guidelines regarding the engagement of independent executive compensation advisers. These guidelines, which can be found on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com, are designed to safeguard the independence of the Compensation and Human Capital Committee’s advisers from the company and management. The Compensation and Human Capital Committee’s adviser, FPL, reports directly to the Chairperson of the Compensation and Human Capital Committee, and all work conducted by FPL with respect to the company’s compensation programs is on behalf of the Compensation and Human Capital Committee. FPL provides no services to the company other than executive and non-employee director compensation consulting services and has no other direct or indirect business relationship with the company or any of its affiliates. In addition, in its consulting agreement with the Compensation and Human Capital Committee, FPL agrees to advise the Chairperson of the Compensation and Human Capital Committee if any potential conflicts of interest arise that could cause FPL’s independence to be questioned and to undertake no projects for management except as approved in advance by the Chairperson of the Compensation and Human Capital Committee. No such conflicts of interest arose in 2020.

Compensation Recoupment Policy

We have adopted a compensation recoupment policy under which executive officers and the principal accounting officer could be required to return to the company certain compensation (such as a bonus or other variable compensation) if it was earned based on materially inaccurate financial statements that required a restatement or if a metric used in computing the executive officer or principal accounting officer’s short-term or long-term compensation has been materially incorrectly calculated, and the Compensation and Human Capital Committee determines that the officer has received an excess incentive due to a restatement or correction of the incorrect calculation. In that case, the Compensation and Human Capital Committee may take action, subject to approval by the Board and applicable law, to recover the difference between the amount actually paid to the executive officer and the amount that would have been paid based on correct financial results. If the Compensation and Human Capital Committee determines that any associate’s intentional or knowingly fraudulent or illegal conduct caused damage to the company, the Compensation and Human Capital Committee also may take appropriate action to cancel or reduce any outstanding equity compensation awards, incentive compensation awards, or other benefits to which the associate is actually or contingently entitled, in an amount up to the damage to the company. The company’s Recoupment Policy is incorporated into the Code of Business Ethics that can be found on the Investor Relations/Corporate Governance section of the company’s website at www.dukerealty.com.

Hedging/Pledging Policy

Under our Securities Trading Policy Statement, associates and directors are prohibited from taking out loans, such as margin loans, for which repayment is secured by a pledge of shares of the company’s stock or other securities issued by the company. In addition, transactions in puts, calls, or other derivative securities, or hedging transactions of any kind, whether or not on an exchange or in any other organized market, are generally prohibited.

Stock Ownership and Retention Guidelines
The company’s senior executive officers are required to hold shares of common stock with a value equal to specified multiples of base salary, as shown below. This program assists in focusing executives on long-term success and shareholder value by requiring executives to hold company stock over the long term.

6x

Chief Executive Officer
Base Salary Multiple

4x

Executive Vice Presidents
and Chief Operating Officer
Base Salary Multiple

Position	Time to Attain Ownership Requirement
Chief Executive Officer	5 years
Executive Vice Presidents and Chief Operating Officer	5 years

The stock ownership goal for each person subject to the company’s Stock Ownership Guidelines is determined on an individual basis, first in dollars equal to a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. Until the senior executive officers reach their ownership guidelines, they are required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the company’s executive compensation plans. For this purpose, “net shares” means the number of shares, including limited partnership units in our operating partnership, obtained by exercising stock options or through vesting of awards, less the number of shares the executive sells, swaps, or trades to pay the exercise price of stock options and any applicable tax obligations, including income, FICA, or Medicare taxes, as of the date of the transaction. If the executive transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements and the shares will still be counted toward satisfaction of the ownership requirements. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com.
Equity Grant Policies

Our annual equity grants, including equity grants to named executive officers, are awarded effective as of February 10 of each year, with the grant value of an RSU and the target value of a PSP award, as applicable, equal to the fair market value of our stock as of the grant date. Having a pre-determined grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. The Compensation and Human Capital Committee periodically approves equity grants to newly hired associates or to associates receiving promotions. These interim grants generally occur on February 10, May 10, August 10, or November 10 immediately following the date of hire or promotion, with the grant value of an RSU equal to the fair market value of our stock as of the grant date. The Compensation and Human Capital Committee is authorized to award special equity grants on other dates from time to time when the company experiences exceptional performance results. The company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation.

Employment and Severance Agreements

    As a matter of business philosophy, we do not enter into employment agreements with our executive officers. However, we do from time to time enter into letter agreements regarding executive severance with certain key officers, including each of the named executive officers. We enter into these agreements as a means of protecting the business interests of the company by conditioning the right of a terminated officer to receive the severance benefits on his or her compliance with a number of post-termination restrictive covenants. We believe that having these covenants in place provides a tangible benefit to our shareholders.

The letter agreements provide that an officer is entitled to receive certain separation payments and benefits upon the termination of his or her employment under various conditions. The level of severance pay depends upon the circumstances of the officer’s termination of employment. For example, if the officer were terminated by the company without cause or the officer resigns for good reason, then he or she would be entitled to a severance payment equal to two times (2X) (or, if such termination occurs within one year following a change in control of the company, three times (3X)) the sum of (a) his or her base salary then in effect and (b) the average annual incentive bonus paid or payable with respect to services performed in the three prior calendar years, payable over a 24-month period. If the company terminates the officer’s employment due to his or her disability, then the officer would be entitled to a severance payment equal to the sum of (a) his or her base salary then in effect and (b) the average annual incentive bonus paid or payable with respect to services performed in the three prior calendar years, payable over a 12-month period. If the officer terminates his or her employment voluntarily without good reason, then the severance payment would equal one times (1X) his or her base salary then in effect, payable over a 12-month period.

In addition, if an officer’s employment terminates for any reason other than cause or death, and at the time of the termination the officer is at least 55 years old and has at least ten years of service with the company or an affiliate, then he or she also will receive a healthcare stipend and a financial advisory stipend during the severance period. The healthcare stipend is equal to the difference between (a) the cost the officer would have to pay to continue participation in the company’s health plans under the Consolidated Omnibus Budget Reconciliation Act for a period of 36 months and (b) the active associate rate for such coverage, and the healthcare stipend will be reduced by 50% for months during such period in which the officer would be age 65 or over. The financial advisory stipend is equal to the cost the company would have to pay to provide the officer the financial advisory services it provides generally to executive officers for a period of 36 months, calculated using the annual cost for such services in the year in which the termination date occurs. No severance or stipends would be payable if an officer is terminated for cause or death.

Regardless of the reason for termination of an officer’s employment, his or her right to the severance payments and stipends would stop if he or she violates any of the post-employment restrictive covenants in the amended letter agreements, which include non-competition, non-solicitation, and non-disclosure obligations. The non-compete and non-solicitation covenants generally last for two years following termination of employment, or one year if the termination is by the company for cause or by the officer without good reason. The letter agreements do not include tax gross-up provisions. Please see “Executive Compensation—Other Potential Post Employment Payments” for a table showing the amounts that would be payable to each of our named executive officers under the letter agreements under various termination scenarios using the applicable base salary and cash incentive bonus as if the termination occurred on December 31, 2020.

EXECUTIVE COMPENSATION

The total direct compensation of each of our named executive officers consists of annual base salary and annual cash and long-term equity incentive awards as specifically addressed in the CD&A. Our objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

With the exception of stock awards, the following table sets forth the compensation earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2020; December 31, 2019; and December 31, 2018. In the case of stock awards, this table reflects the aggregate grant date fair value of stock awards granted by the company during these years.

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
James B. Connor Chairman and Chief Executive Officer
	2020	$926,154	$4,340,000	$2,537,740	$37,607	$7,841,501
	2019	$877,692	$3,613,867	$2,164,800	$37,545	$6,693,904
	2018	$846,154	$3,794,333	$2,199,380	$33,746	$6,873,613
Mark A. Denien Executive Vice President and Chief Financial Officer
	2020	$596,923	$1,400,000	$1,131,000	$34,160	$3,162,083
	2019	$558,462	$1,254,400	$1,076,250	$33,176	$2,922,288
	2018	$536,923	$1,317,400	$1,117,800	$32,046	$3,004,169
Steven W. Schnur Executive Vice President and Chief Operating Officer
	2020	$498,846	$1,120,000	$942,500	$34,597	$2,595,943
	2019	$466,154	$837,200	$969,360	$65,465	$2,338,179
	2018	$437,692	$822,200	$816,750	$121,662	$2,198,304
Nicholas C. Anthony Executive Vice President, Chief Investment Officer
	2020	$488,846	$1,097,600	$919,770	$34,786	$2,541,002
	2019	$473,846	$1,064,000	$922,810	$33,499	$2,494,155
	2018	$457,692	$1,026,567	$897,260	$32,203	$2,413,722
Ann C. Dee Executive Vice President, General Counsel and Corporate Secretary
	2020	$491,923	$924,000	$824,180	$34,761	$2,274,864
	2019	$453,846	$828,100	$804,480	$33,656	$2,120,082
	2018	$438,846	$867,767	$810,700	$32,358	$2,149,671

(1)This column reflects the aggregate grant date fair value in the applicable year for (a) RSUs granted under the 2015 Incentive Plan and (b) performance shares granted under the PSP, as computed under FASB ASC Topic 718. It also includes the grant date fair value for any LTIP units granted in lieu of RSUs and/or PSP awards, as elected by the executive officer. In 2020, Messrs. Connor, Denien, and Schnur elected to receive LTIP units in lieu of both RSUs and PSP awards. The grant value for all such awards is equal to the fair market value of our stock as of the grant dates. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to financial performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures. The following table sets forth the grant date target values of the 2020 PSP grant, in addition to values assuming achievement of the highest level of performance, for each named executive officer.

2020 PSP Awards
Name	Grant Date Target Value ($)(a)		Value as of Grant Date, Assuming Highest Level of Performance ($)
James B. Connor	$3,100,000	(b)	$6,975,000
Mark A. Denien	$1,000,000	(b)	$2,250,000
Steven W. Schnur	$800,000	(b)	$1,800,000
Nicholas C. Anthony	$784,000		$1,764,000
Ann C. Dee	$660,000		$1,485,000
(a)Represents the grant date target value of PSP awards. The grant date fair value reported in the Summary Compensation Table is based on the probable outcome at the time of grant, which was below target. The total value reported in the Summary Compensation Table also includes the grant date value of all RSU awards.

(b)Represents the grant date value at target of LTIP units awarded in lieu of PSP awards upon election by the executive officer. See the discussion of LTIP units awarded in lieu of PSP awards under the section entitled “Performance Share Plan Awards” included in the discussion of long-term incentive awards in the CD&A.

(2)Represents the aggregate annual cash incentive bonus that is based upon the company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year as well as an individual, and in certain cases, a division performance component.

(3)All other compensation for 2020 includes the value of company matching and profit sharing contributions to the company’s 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the company. In addition, all other compensation includes the following perquisites for each of the named executive officers: (i) an automobile allowance and cell phone allowance; (ii) payments for personal financial planning services; and (iii) payments for executive medical examinations.

Grants of Plan-Based Awards in 2020

    The following table summarizes grants made to the named executive officers in 2020 under the company’s plans:

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
James B. Connor			$1,075,313	$1,720,500	$3,441,000
	2/10/20	1/29/20				41,567	83,133	187,049		$2,790,000
	2/10/20	1/29/20							41,567	$1,550,000
Mark A. Denien			$487,500	$780,000	$1,560,000
	2/10/20	1/29/20				13,409	26,817	60,338		$900,000
	2/10/20	1/29/20							13,409	$500,000
Steven W. Schnur			$406,250	$650,000	$1,300,000
	2/10/20	1/29/20				10,727	21,454	48,272		$720,000
	2/10/20	1/29/20							10,727	$400,000
Nicholas C. Anthony			$398,125	$637,000	$1,274,000
	2/10/20	1/29/20				10,513	21,025	47,306		$705,600
	2/10/20	1/29/20							10,513	$392,000
Ann C. Dee			$371,250	$594,000	$1,188,000
	2/10/20	1/29/20				8,850	17,700	39,825		$594,000
	2/10/20	1/29/20							8,850	$330,000

(1)Represents the 2020 annual cash incentive bonus opportunities for each executive. See the description of the annual cash incentive award in the CD&A.
(2)Represents the number of shares that could be earned under performance shares granted during 2020 under the PSP or the number of limited partnership units in our operating partnership that could be earned under LTIP units granted in lieu of PSP awards. All of the PSP awards and LTIP units granted in lieu of PSP awards have a three-year performance measurement period. The value is computed in accordance with FASB ASC Topic 718. See pertinent details regarding the payout of awards under the PSP in the section entitled “Performance Share Plan Awards” included in the discussion of long-term incentive awards in the CD&A.
(3)Represents the number of RSUs granted during 2020 under the 2015 Incentive Plan or the number of LTIP units granted in lieu of RSUs. See the description of the RSUs and LTIP units in the section entitled “RSUs” included in the discussion of long-term incentive awards in the CD&A.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2020:
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock Granted That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock Granted That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2)
James B. Connor	2/10/18	16,007	$639,800	–	–
	2/10/19	28,700	$1,147,139	203,356	$8,128,139
	2/10/20	41,567	$1,661,433	191,521	$7,655,094
Mark A. Denien	2/10/18	5,557	$222,113	–	–
	2/10/19	9,962	$398,181	70,587	$2,821,362
	2/10/20	13,409	$535,958	61,781	$2,469,387
Steven W. Schnur	2/10/18	3,737	$149,384	–	–
	2/10/19	7,018	$280,527	47,111	$1,883,027
	2/10/20	10,727	$428,758	49,426	$1,975,557
Nicholas C. Anthony	2/10/18	4,667	$186,556	–	–
	2/10/19	8,921	$356,566	60,187	$2,405,674
	2/10/20	10,798	$431,601	48,563	$1,941,063
Ann C. Dee	2/10/18	3,661	$146,330	–	–
	2/10/19	6,942	$277,489	46,843	$1,872,315
	2/10/20	9,090	$363,328	40,883	$1,634,094
(1)

Officer	Represents
James B. Connor	The awards dated February 10, 2018, through February 10, 2020, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election.
Mark A. Denien	The awards dated February 10, 2018, through February 10, 2020, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election.
Steven W. Schnur
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2015 Incentive Plan for 2018 and 2019. The totals include accumulated dividend equivalent RSUs.
The awards dated February 10, 2020, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election.

Nicholas C. Anthony	The amount represents the number and market value of outstanding RSUs granted pursuant to the 2015 Incentive Plan for 2018, 2019, and 2020. The totals include accumulated dividend equivalent RSUs.
Ann C. Dee
The amount represents the number and market value of outstanding RSUs granted pursuant to the 2015 Incentive Plan for 2019 and 2020. The totals include accumulated dividend equivalent RSUs.
The awards dated February 10, 2018, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election.

RSUs and LTIP units granted beginning on February 10, 2015, and after vest in three equal installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment and in the case of the LTIP units, subject to certain other vesting requirements. See pertinent details regarding LTIP units granted in lieu of RSUs, including cash distributions and certain other vesting requirements, included in the discussion of long-term incentive awards in the CD&A. The dividend equivalent RSUs vest as they accrue but are paid out when the host award vests or, if the host award fails to vest and is forfeited, are paid out as soon as practical after such forfeiture, including any delay necessary to comply with Section 409A of the Code. In all cases, the market value indicated is based upon the closing price of the company’s common stock on December 31, 2020, of $39.97 per share.
(2)

Officer	Represents
James B. Connor	The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level for the LTIP units granted in lieu of PSP awards in 2019 and 2020.
Mark A. Denien	The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level for the LTIP units granted in lieu of PSP awards in 2019 and 2020.
Steven W. Schnur	The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level for the LTIP units granted in lieu of PSP awards in 2019 and 2020.
Nicholas C. Anthony	The amount represents the number of shares that would be earned at the maximum payout level, including dividend equivalent shares, for the awards granted pursuant to the PSP in 2019 and 2020.
Ann C. Dee	The amount represents the number of shares that would be earned at the maximum payout level, including dividend equivalent shares, for the awards granted pursuant to the PSP in 2019 and 2020.
All such amounts are represented at a market value based upon the closing price of the company’s common stock on December 31, 2020, of $39.97 per share. The PSP awards have a three-year performance measurement period. Further details regarding awards granted under the PSP, including LTIP units, are found under the section entitled “Performance Share Plan Awards” included in the discussion of long-term incentive awards in the CD&A.

Option Exercises and Stock Vested in 2020

The following table shows the number of shares acquired and the value realized upon vesting in 2020 of (i) RSUs, including the value of dividend equivalents earned and vested in 2020 on all outstanding RSUs; (ii) LTIP units received in lieu of RSUs; (iii) performance shares granted in 2018 under the PSP, including the value of dividend equivalents earned and vested in 2020 with respect thereto; (iv) LTIP units received in lieu of performance shares granted in 2018 under the PSP, including the value of dividend equivalents earned on unpaid cash distributions and LTIP units earned above target payout; and/or (v) dividend equivalents earned in 2020 on performance units previously vested under the 2000 Performance Share Plan (2000 PSP). The aggregate value of shares acquired is based upon the fair market value of the company’s common stock on the vesting date.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (1)
James B. Connor	208,118	$8,177,468	(2)
Mark A. Denien	72,068	$2,832,320
Steven W. Schnur	44,604	$1,753,295
Nicholas C. Anthony	57,483	$2,256,075
Ann C. Dee	47,896	$1,880,854
(1)     Includes the following number of shares or LTIP units acquired and value realized on vesting for the 2018 PSP award:

Name	Number of Shares/LTIP Units Acquired on Vesting (#)(a)	Value Realized on Vesting
James B. Connor	155,735	$6,224,736
Mark A. Denien	54,070	$2,161,175
Steven W. Schnur	33,746	$1,348,839
Nicholas C. Anthony	42,366	$1,693,358
Ann C. Dee	35,621	$1,423,760

(a)     Messrs. Connor, Denien, and Schnur, and Ms. Dee elected to receive LTIP units in lieu of PSP awards in 2018. The number represents the LTIP units earned upon vesting, including additional LTIP units earned in place of unpaid cash distributions.

(2)Includes $14,286 for Mr. Connor attributable to the value of dividend equivalents earned in 2020 on performance units previously vested under the 2000 PSP for which receipt has been deferred. Dividend equivalent units earned under the 2000 PSP also are included in the “Aggregate Earnings in the Last FY” column of the Nonqualified Deferred Compensation table. For a description of these dividend equivalents, see the description of the 2000 PSP under the heading, “Nonqualified Deferred Compensation for 2020.”

Nonqualified Deferred Compensation for 2020

Our named executive officers’ nonqualified deferred compensation in 2020 consists of participation in one or both of the following plans: (1) the Executives’ Deferred Compensation Plan (DC Plan), and (2) the 2000 PSP. The DC Plan continues in effect as the company’s primary nonqualified deferred compensation plan. Certain of our named executive officers have undistributed awards under the 2000 PSP, although no further awards will be made under such plan. The 2000 PSP constitutes a deferred compensation plan in the technical sense that outstanding vested awards may be paid out in a future year.

Executives’ Deferred Compensation Plan

The company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. Executives are permitted to elect to defer up to 50% of base salary, 100% of annual cash incentive bonus, and 100% of RSU and PSP awards. The company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the company. Participants are 100% vested in their deferrals and related earnings. Participants who retire on or after reaching age 50 will receive their DC Plan account balance, based upon their election, either in full or by partial lump-sum payment and/or by annual installments of two to 15 years. A participant who becomes disabled or terminates employment other than by retirement will receive the undistributed portion of the account balance in a lump-sum payment. In the event of a participant’s death, the participant’s designated beneficiary will receive the undistributed portion of the account balance in a lump-sum payment. A participant may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five annual installments. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from his or her account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

2000 Performance Share Plan

Awards under the 2000 PSP were made in 2000 and 2004 in the form of performance units, all of which are now fully vested. The payment for vested awards is made in shares of common stock. However, vested awards are not paid until retirement or termination of employment, and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, as previously elected by the participant.

The following table sets forth certain information as of December 31, 2020, regarding deferred compensation plans available to each of our named executive officers.

Name	Name of Plan	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
James B. Connor	DC Plan	–	–	–	–	–
	2000 PSP	–	–	$94,072	–	$604,956
Mark. A. Denien	DC Plan	–	–	–	–	–
	2000 PSP	–	–	–	–	–
Steven W. Schnur	DC Plan	–	–	$221,164	–	$1,478,370
	2000 PSP	–	–	–	–	–
Nicholas C. Anthony	DC Plan	–	–	$262,428	–	$1,849,990
	2000 PSP	–	–	–	–	–
Ann C. Dee	DC Plan	$15,000	–	$243,649	–	$1,499,628
	2000 PSP	–	–	–	–	–
(1)Executive contributions represent deferral of annual cash incentive bonus in 2020, which amounts are also disclosed in the 2019 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Messrs. Connor, Denien, Schnur, and Anthony did not defer any of their salary, incentive bonus, or vesting RSU and PSP Awards in 2020.

(2)Earnings represent notional returns on (a) participant-selected investments in the DC Plan and (b) dividend reinvestments in the 2000 PSP. Aggregate earnings are not includable in the Summary Compensation Table because those earnings were not preferential or above market.

(3)The aggregate balance at December 31, 2020, includes the following amounts of associate contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year. Amounts in the following table include contributions to the DC Plan and the value of vested awards and dividend equivalents under the 2000 PSP.

Name	Total
James B. Connor	$208,511
Mark A. Denien	–
Steven W. Schnur	$496,261
Nicholas C. Anthony	$500,492
Ann C. Dee	$690,335

Other Potential Post-Employment Payments

The company and each of our named executive officers have entered into letter agreements that provide for separation payments upon the termination of the officer’s employment under various conditions. The level of severance pay under the letter agreements depends upon the circumstances of the officer’s termination of employment. We enter into these agreements as a means of protecting the business interests of the company by conditioning the right of a terminated officer to receive the severance benefits on his or her compliance with a number of post-termination restrictive covenants. Please see “Compensation Discussion and Analysis—Employment and Severance Agreements” for a description of the letter agreements.

The following table shows the amounts that would be payable to each of our named executive officers under the letter agreements under various termination scenarios using the applicable base salary and cash incentive bonus as if the termination occurred on December 31, 2020. The severance agreements do not include tax gross-up provisions, and all payments made to the executives would be net of applicable withholdings.

Named Executive Officer	Executive Leaves Voluntarily with No Change in Control	Termination by Company without Cause and with No Change in Control	Termination due to Disability	Termination by Company without Cause or by Officer for “Good Reason” following Change in Control
James B. Connor	$1,026,131	$6,246,918	$3,171,524	$9,322,311
Mark A. Denien	$600,000	$3,371,867	$1,685,933	$5,057,800
Steven W. Schnur	$500,000	$2,682,233	$1,341,117	$4,023,350
Nicholas C. Anthony	$604,687	$2,875,934	$1,495,310	$4,256,557
Ann C. Dee	$591,131	$2,739,504	$1,417,818	$4,061,191

Change in Control Provisions Under Other Agreements

The company’s long-term compensation plans, including the 2015 Incentive Plan, generally provide that a change in control occurs upon the occurrence of any of the following: (1) when the incumbent members of the Board cease to constitute a majority of the Board; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any associate benefit plan sponsored by the company, when any person acquires a 25% or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange, or other corporate transaction, unless (a) the beneficial owners of the company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the company; (b) no person acquires a 25% or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the company; and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the company of a complete liquidation or dissolution; or (5) when the company’s ownership interest in the operating partnership is reduced below 50%.

All outstanding awards granted under the 2015 Incentive Plan provide for “double trigger” change in control vesting, such that the effect of a change in control depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, service-based awards vest in full upon the change in control and performance-based awards vest at the “target” level if the change in control occurs prior to the second anniversary of the beginning of the performance period. Such awards vest at the “actual” level if the change in control occurs on or after the second anniversary of the beginning of the performance period and prior to the end of the performance period, based on performance through the date of the change in control. If the awards are assumed by the acquiring company, similar accelerated vesting of awards is contingent on the grantee’s involuntary termination without cause or for good reason within one year following the change in control.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers under the accelerated vesting provisions of these plans upon the occurrence of a change in control as of December 31, 2020, assuming that the acquiring company does not assume the awards. Unless indicated otherwise below, award values were determined at $39.97 per share, the closing price of the company’s stock on December 31, 2020.

Named Executive Officer	RSUs (1)	PSP Award (2)	Total
James B. Connor	$3,448,372	$7,014,774	$10,463,146
Mark A. Denien	$1,156,252	$2,351,444	$3,507,696
Steven W. Schnur	$833,095	$1,714,917	$2,548,012
Nicholas C. Anthony	$931,061	$1,931,875	$2,862,936
Ann C. Dee	$762,907	$1,558,411	$2,321,318

(1)Represents the value of the unvested awards at December 31, 2020.

(2)Represents awards granted in 2019 and 2020 under the PSP. The value of the awards granted in 2019 would be fixed at the target level in the event of a change in control prior to January 1, 2021, and the value of the awards granted in 2020 would be fixed at the target level in the event of a change in control prior to January 1, 2022. The above table assumes a change in control occurring on December 31, 2020, with the result that both the 2019 and 2020 awards would pay out at the target level.

Retirement Provisions Under Other Agreements

Awards granted to named executive officers pursuant to the 2015 Incentive Plan will continue to vest upon the executive’s termination of employment, other than for cause, on or after reaching age 55, and provided that the sum of the executive’s age and years of service to the company totals at least 65 years (which is defined as “retirement” for purposes of the 2015 Incentive Plan). Such awards are subject to the restrictive covenants in each executive’s letter agreement regarding severance payments, previously described under the section “Compensation Discussion and Analysis—Employment and Severance Agreements.” As of December 31, 2020, Messrs. Connor and Anthony and Ms. Dee were eligible for retirement under these provisions. The values represented above in the table under “—change in Control Provisions Under Other Agreements” also reflect the total value of the unvested awards that would remain eligible for continued vesting for Messrs. Connor and Anthony and Ms. Dee under the provisions of these plans upon the occurrence of a retirement as of December 31, 2020, and assuming continuing compliance with the restrictive covenants.

Risk Assessment of Overall Compensation Program

The Compensation and Human Capital Committee has reviewed with management the design and operation of our incentive compensation arrangements for all associates, including executive officers, to determine whether these programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the company. Specifically, management compiled an inventory of all incentive compensation arrangements applicable to the company’s associates at all levels, which were then summarized for the Compensation and Human Capital Committee’s independent compensation adviser. The adviser analyzed these arrangements in the context of potential high-risk design provisions and concluded that the program is well designed overall not to encourage behaviors that would create a material risk for the company. The adviser noted in particular the following program provisions that support this conclusion: (1) appropriate pay philosophy, peer group, and market positioning to support business objectives; (2) an effective balance in cash and equity, short and longer-term performance focus, corporate, business unit, and individual performance focus, and financial and non-financial performance measurement as well as the discretion of the Compensation and Human Capital Committee; (3) a balanced weighting of performance measures; (4) fixed maximum levels for performance-based awards; and (5) meaningful risk mitigation features including stock ownership guidelines, the compensation recoupment policy, and independent Compensation and Human Capital Committee oversight. Based on the independent review and findings of the adviser, the Compensation and Human Capital Committee concluded that the company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the company.

CEO Pay Ratio

The 2020 compensation disclosure ratio of the median annual total compensation of all company associates to the annual total compensation of the company’s Chief Executive Officer is as follows:

Category	2020 Total Compensation and Ratio
Annual total compensation of Mr. Connor (A)	$7,841,501
Median associate total compensation (excluding Mr. Connor) (B)	$130,976
Ratio of A to B	60:1

The company identified the median associate by examining the following compensation elements for all individuals, excluding Mr. Connor: base salary as of December 31, 2020; 2019 bonus paid in 2020; grant date value of 2020 long-term grants; leasing commissions paid in 2020; and overtime paid in 2020. The company determined the median associate, based on its workforce as of December 31, 2020, and included all part-time, temporary, and full-time associates. After identifying the median associate, the company calculated 2020 total compensation for such associate using the same methodology used for our named executive officers as set forth in the Summary Compensation Table.

Equity Compensation Plan Information

    The following table provides information, as of December 31, 2020, about our common stock that may be issued, whether upon the exercise of options, warrants, and rights, or otherwise, under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	3,912,076	(1)	–	(2)	5,793,888	(3)
Equity compensation plans not approved by shareholders(4)	–		–		–
Total	3,912,076	(1)	–	(2)	5,793,888	(3)

The number of options and full value awards granted and outstanding as of December 31, 2020, as indicated above, are from all plans.

(1)    Represents shares of our common stock issuable pursuant to the conversion of RSUs and performance shares, or LTIP units elected in lieu of such awards.

(2)    No options remain outstanding under our equity plans. Our outstanding awards do not have an exercise price.

(3)    Represents the number of remaining shares available for grant under the company’s 2015 Incentive Plan.

(4)    All of the company’s equity plans have been approved by its shareholders.

OWNERSHIP OF COMPANY SHARES

    The following table sets forth the beneficial ownership of shares of common stock of the company and common units of ownership in our operating partnership as of February 19, 2021, for:

•each of our named executive officers;

•    each of our directors;

•    our current directors and executive officers as a group; and

•    each person or group known to us to be holding more than 5% of such common stock.

Beneficial Owner	Shares and Partnership Units Beneficially Owned (1)(12)	Shares Issuable Upon Exercise of Stock Options (2)	Total	Percent of Class
James B. Connor(3)	632,404	–	632,404	*
Mark A. Denien(4)	226,074	–	226,074	*
Steven W. Schnur(5)	62,328	–	62,328	*
Nicholas C. Anthony(6)	111,376	–	111,376	*
Ann C. Dee(7)	133,057	–	133,057	*
John P. Case	15,083	–	15,083	*
Ngaire E. Cuneo	36,740	–	36,740	*
Charles R. Eitel	–	–	–	*
Tamara D. Fischer	37	–	37	*
Norman K. Jenkins	–	–	–	*
Melanie R. Sabelhaus	34,872	–	34,872	*
Peter M. Scott, III	14,680	–	14,680	*
David P. Stockert	36,221	–	36,221	*
Chris T. Sultemeier	15,418	–	15,418	*
Michael E. Szymanczyk	40,800	–	40,800	*
Warren M. Thompson	9,768	–	9,768	*
Lynn C. Thurber	120,050	–	120,050	*
All directors and executive officers as a group (18 persons)	1,524,082	–	1,524,082	*
The Vanguard Group, Inc.(8)	58,105,310	–	58,105,310	15.55%
Cohen & Steers, Inc.(9)	46,890,113	–	46,890,113	12.55%
BlackRock, Inc.(10)	38,017,487	–	38,017,487	10.17%
State Street Corp.(11)	21,323,439	–	21,323,439	5.71%
* Less than one percent (1%)

(1)The number of shares and units in this column represents the number of shares of common stock and/or partnership units the person “beneficially owns,” as determined by the rules of the SEC. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(2)As of February 19, 2021, there are no outstanding stock options owned by any of our named executive officers or directors.

(3)Includes 8,653 shares owned by family members and 448,022 partnership units.

(4)Includes 216,508 partnership units.

(5) Includes 55,621 partnership units.

(6)Includes 75,568 partnership units.

(7)Includes 1,423 shares owned by family members and 89,302 partnership units.

(8)The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021. The Vanguard Group has the sole power to vote 0 shares and dispose of 55,651,174 shares, and shared power to vote 1,444,868 shares and dispose of 2,454,136 shares. According to the Schedule 13G/A, the shares were acquired by the following subsidiaries: Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd; Vanguard Investments Canada Inc.; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited.

(9)This information was obtained from a Schedule 13G/A filed with the SEC jointly by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., and Cohen & Steers UK Limited on February 16, 2021. The address of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The address of Cohen & Steers UK Limited is 50 Pall Mall 7th Floor, London, United Kingdom SW1Y 5JH. Total shares beneficially owned include 30,418,344 with sole voting power and 46,890,113 with sole dispositive power.

(10)The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. This information was obtained from a Schedule 13G/A filed with the SEC on January 27, 2021. Total shares beneficially owned include 34,161,058 with sole voting power and 38,017,487 with sole dispositive power. According to the Schedule 13G/A, the shares were acquire by the following subsidiaries: BlackRock Life Limited; BlackRock International Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; FutureAdvisor, Inc.; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd.

(11)The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. This information was obtained from a Schedule 13G filed with the SEC on February 8, 2021. Total shares beneficially owned include 18,671,579 with shared voting power and 21,292,115 with shared dispositive power. According to the Schedule 13G, the shares were acquired by the following subsidiaries: SGA Funds Management, Inc; State Street Global Advisors Limited (UK); State Street Global Advisors LTD (Canada); State Street Global Advisors, Austria Limited; State Street Global Advisors (Japan) Co., LTD; State Street Global Advisors Asia LTD; State Street Global Advisors Singapore LTD; State Street Global Advisors GMBH; State Street Global Advisors Ireland Limited; State Street Global Advisors Trust Company.

(12)While not included in the table above, shares deferred into our Directors’ Deferred Compensation Plan by members of the Board are considered to be shares owned for purposes of each director’s target ownership requirement pursuant to the company’s Stock Ownership Policies, which are described on page 26. Shares owned by individual directors as of the record date in the Directors’ Deferred Compensation Plan are as follows:

Name	Number of Deferred Shares
Ngaire E. Cuneo	210,365
Charles R. Eitel	48,454
Tamara D. Fischer	3,719
Norman K. Jenkins	25,429
Peter M. Scott, III	41,659
Michael E. Szymanczyk	18,341

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Business Ethics requires that all associates, officers, and directors avoid conflicts of interest that interfere with the performance of their duties or are not in the best interests of the company. The Audit Committee reviews all material proposed transactions between the company and related parties as specified under Item 404 of Regulation S-K promulgated by the SEC and examines each such transaction for potential conflicts of interest and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. We currently do not have any such transactions to report.

PROPOSAL 3	RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and has further directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Virtual Annual Meeting.

Representatives of KPMG will be present at the Virtual Annual Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

To ratify the selection of KPMG, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Abstentions will not be treated as votes cast and therefore will not affect the outcome. The ratification of the selection of KPMG as our independent registered public accountants for 2021 will be deemed to be a discretionary matter, and brokers will be permitted to vote uninstructed shares as to such matter; therefore, no broker non-votes are expected.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

INFORMATION ABOUT VOTING AND PROXY MATERIALS

How to Vote Your Shares

If you are a beneficial owner (i.e., you hold your shares through a broker or other nominee), you may instruct your broker to vote your shares by following the instructions that the broker provides. If you sign over voting rights but do not provide specific instructions, your broker will vote on your behalf only on the proposals over which it has discretionary authority (Proposal Three). For Proposals One and Two, your instructions will be counted as broker non-votes. Most brokers offer voting by mail, telephone, and on the Internet.

If you are a shareholder of record, you may vote by:

•returning a properly executed proxy card;
•voting during the Virtual Annual Meeting; or
•following the instructions on the Notice to vote online or by telephone.

When you return a properly executed proxy card, we will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, we will vote your proxy:

•“FOR” each director nominee in Proposal One;
•“FOR” Proposal Two;
•“FOR” Proposal Three; and
•in accordance with the proxy holder’s discretion, on any other matter that may properly come before the Virtual Annual Meeting, including any adjournments or postponements.

Your proxy gives discretionary authority to Mr. James B. Connor, our Chairman and Chief Executive Officer, and Ms. Ann C. Dee, our Executive Vice President, General Counsel and Corporate Secretary, on any other matters that might be brought before the Virtual Annual Meeting. If you are a record owner and you sign a proxy card but do not provide instructions regarding the proposals on the proxy card, your shares will be voted in accordance with the Board’s recommendations, as noted above.

You may revoke your proxy at any time before its exercise by:

(i)delivering written notice of revocation to Ms. Dee at 8711 River Crossing Blvd., Indianapolis, Indiana 46240;

(ii)submitting to the company a duly executed proxy card with a later date;

(iii)voting via the Internet or telephone at a later date; or

(iv)using the 16-digit control number (which is included on your proxy card, Notice, or voting instruction form) to log in and vote during the Virtual Annual Meeting.

Written revocations will not be effective until received by Ms. Dee at or before the Virtual Annual Meeting. Telephone and Internet revocations will not be effective unless, in the case of shareholders who hold their shares through our 401(K) Plan, received on or before 11:59 p.m. ET on April 22, 2021, and, in the case of all other shareholders, received on or before 11:59 p.m. ET on April 26, 2021.

We are offering shareholders the opportunity to confirm their votes were cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Beginning April 13, 2021 and for up to two months after the Virtual Annual Meeting, you may confirm your vote beginning 24 hours after your vote is received, whether it was cast by proxy card, electronically, or telephonically. You may confirm that your instructions were received and cast per your instructions by logging onto www.proxyvote.com using your control number (located on your proxy card, Notice, or voting instruction form). If you hold shares through a broker or other nominee, the ability to confirm your vote may be affected by the rules of the broker or other nominee, and the confirmation may not confirm whether the broker or other nominee allocated the correct number of shares to you.

Mailing Date/Internet Availability of Proxy Materials

This proxy statement, the enclosed proxy card, and the Notice were mailed or e-mailed to shareholders beginning on or about March 10, 2021. The Notice includes instructions on how to access the proxy materials online. Shareholders who received the Notice by mail or e-mail will not be mailed a printed copy of the proxy materials unless they request a copy in the manner described in the Notice. All shareholders will be able to access the proxy materials on the website referred to in the Notice and this proxy statement and will be able to request a printed set of the proxy materials by mail or electronically, in either case, free of charge.

Duke Realty is soliciting proxies to be voted at the Virtual Annual Meeting, has paid the cost of preparing, printing, assembling, and mailing the proxy materials, and also will bear the costs of other materials sent to shareholders in connection with this solicitation. We also may reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record.

In addition to the solicitation of proxies by mail, Duke Realty officers and other associates may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We also expect brokerage houses to forward proxy materials to shareholders at our request. Receipt of more than one proxy card or voting instruction form indicates that a shareholder has multiple accounts at the transfer agent or with stockbrokers. Shareholders should complete and return all proxy cards and voting instruction forms received to ensure that all of their shares are voted.

Shareholders of record who want to receive future proxy statements and annual reports electronically should log on to www.proxyvote.com and follow the instructions to vote using the Internet and, when prompted, indicate that they want to access proxy materials electronically in the future. Shareholders will need to refer to the company number and control number found on the proxy card. Shareholders may cancel electronic enrollment if they later decide to receive proxy statements and annual reports by regular mail.

Householding of Proxy Material

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 8711 River Crossing Blvd., Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6005.

ANNUAL REPORT

A copy of our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is available on the Internet as described in the Notice of Internet Availability of Proxy Materials. Additionally, a copy of our 2020 Annual Report on Form 10-K may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 8711 River Crossing Blvd., Indianapolis, Indiana 46240, Attention: Investor Relations. Our

Annual Report on Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our Internet website at http://investor.dukerealty.com.

OTHER MATTERS

The Board knows of no other matters to be brought before this Virtual Annual Meeting. However, if other matters should properly come before the Virtual Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2022 ANNUAL MEETING

Shareholder Proposals and Nominations for inclusion in the Company’s Proxy Materials

SEC rules establish the eligibility requirements and procedures that must be followed for a shareholder’s proposal to be included in the company’s proxy materials. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the company’s proxy materials for the 2022 Annual Meeting must submit his or her proposal to the company in writing on or before November 10, 2021, which is 120 calendar days prior to the anniversary of the date this proxy statement was released to shareholders. However, if the date of the 2022 Annual Meeting of Shareholders is more than 30 calendar days earlier or later than the anniversary date of the Virtual Annual Meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Proposals must comply with all applicable SEC rules.

If a shareholder wishes to nominate a director for inclusion in the company’s proxy materials for the 2022 Annual Meeting of Shareholders pursuant to the company’s proxy access bylaw provision, the company’s bylaws require that the shareholder give advance written notice to the company’s Corporate Secretary no earlier than 150 days and no later than 120 days before the one year anniversary of the date when the proxy materials for the previous year’s annual meeting of shareholders were released to shareholders, which for the 2022 Annual Meeting would be no earlier than October 11, 2021, and no later than November 10, 2021. However, if the date of the 2022 Annual Meeting of shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the Virtual Annual Meeting, the notice must be received by the company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

Shareholder Proposals and Nominations not for inclusion in the Company’s Proxy Materials

If a shareholder wishes to present a proposal, including a proposal to nominate a director nominee, at the 2022 Annual Meeting, even if the proposal or nomination is not intended to be included in the 2022 proxy materials, the company’s bylaws require that the shareholder give advance written notice to the company’s Corporate Secretary at least 120 days before the one year anniversary of the date when the proxy statement was released to shareholders in connection with the previous year’s annual meeting, which, for the 2022 Annual Meeting, would be November 10, 2021. However, if the date of the 2022 Annual Meeting of Shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the Virtual Annual Meeting, the notice must be received by the company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

If a shareholder is permitted to present a proposal at the 2022 Annual Meeting, but the proposal was not included in the 2022 proxy materials, the company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 24, 2022, which is 45 calendar days prior to the one-year anniversary of the mailing of this proxy statement.

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Please refer to our annual and quarterly financial statements filed with the Securities and Exchange Commission on Forms 10-K and 10-Q and other public reports for further information about us and our business.

FFO: FFO is a non-GAAP performance measure computed in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT). It is calculated as net income attributable to common shareholders computed in accordance with generally accepted accounting principles (GAAP), excluding depreciation and amortization related to real estate, gains or losses on sales of real estate assets (including real estate assets incidental to our business), gains or losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business), and similar adjustments for unconsolidated joint ventures and partially owned consolidated entities, all net of related taxes. We believe FFO to be most directly comparable to net income attributable to common shareholders as defined by GAAP. FFO does not represent a measure of liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Core FFO: Core FFO is computed as FFO adjusted for certain items that are generally non-cash in nature and that can create significant earnings volatility and do not directly relate to our core business operations. The adjustments include gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, severance, and other charges related to major overhead restructuring activities, and the expense impact of non-incremental costs attributable to successful leases. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance.

AFFO: AFFO is defined by the company as the Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period and adjusted for certain non-cash items including straight line rental income and expense, non-cash components of interest expense, including interest rate hedge amortization, stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures.

Property Level Net Operating Income - Cash Basis (PNOI): PNOI is a non-GAAP performance measure, which is comprised of rental revenues from continuing operations (computed in accordance with GAAP) less rental expenses and real estate taxes from continuing operations, along with adjustments to exclude the straight line rental income and expense, amortization of above and below market rents, amortization of lease concessions and lease termination fees, as well as an adjustment to add back intercompany rent. PNOI, as we calculate it, may not be directly comparable to similarly titled, but differently calculated, measures for other REITs. We believe that PNOI to be most directly comparable to income from continuing operations defined by GAAP and that PNOI is another useful supplemental performance measure, as it is an input in many REIT valuation models and it provides a means by which to evaluate the performance of the properties within our Rental Operations segments.

Same-Property Net Operating Income (SPNOI - Cash): We evaluate the performance of our properties, including our share of properties we jointly control, on a "same-property" basis, using PNOI with certain minor adjustments. The same-property pool of properties is defined once a year at the beginning of the current calendar year, and includes buildings that were in the stabilized portfolio throughout both the current and prior calendar years in both periods. The same-property pool is adjusted for dispositions subsequent to its initial establishment. SPNOI also excludes termination fees. SPNOI is a non-GAAP supplemental performance measure that we believe is useful because it improves comparability between periods by eliminating the effects of changes in the composition of our portfolio.

EBITDA: EBITDA is defined by the company as net income (computed in accordance with GAAP), before interest, taxes, depreciation, and amortization.

Core EBITDA: Core EBITDA is defined by the company as EBITDA, adjusted for the same reasons as Core FFO, to exclude gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, the expense impact of costs attributable to successful leasing activities, and promote income and severance charges related to major overhead restructuring activities. Core EBITDA also excludes gains and losses on sales of real estate assets (including real estate assets incidental to our business), gains and losses from change of control, impairment charges related to real estate assets (including real estate assets incidental to our business), and includes the applicable share of Core EBITDA related to unconsolidated joint ventures and partially owned consolidated entities.

Fixed Charges: Fixed Charges are defined as the sum of interest expense (computed in accordance with GAAP) and capitalized interest expense, adjusted for such amounts related to unconsolidated joint ventures and partially owned consolidated entities.

Fixed Charge Coverage ratio: Fixed Charge Coverage ratio is defined as Core EBITDA divided by Fixed Charges.

While we believe our non-GAAP measures are important supplemental measures, they should not be used alone because they exclude significant economic components of the comparable measures computed under GAAP, and are, therefore, limited as analytical tools. These measures are used by management as supplemental financial measures of operating performance and we believe that it is important that shareholders, potential investors, and financial analysts understand the measures management uses. We do not use our non-GAAP measures as, nor should they be considered to be, alternatives to net income, net income attributable to common shareholders, or income from continuing operations before income taxes computed under GAAP, as indicators of our operating performance, as alternatives to cash from operating activities computed under GAAP, or as indicators of our ability to fund our cash needs. We reconcile our modified FFO, EBITDA and SPNOI measures to comparable measures computed under GAAP as follows:

Duke Realty Corporation and Subsidiaries
Non-GAAP Reconciliations - FFO, Core FFO, and AFFO
Twelve Months Ended December 31,
(Unaudited and in thousands, except per share amounts)

	2020			2019
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	$299,915			$428,972
Less dividends on participating securities	(1,447)			(1,487)
Net income per common share-basic	298,468	370,057	$0.81	427,485	362,234	$1.18
Add back:
Noncontrolling interest in earnings of unitholders	2,663	3,303		3,678	3,118
Other potentially dilutive securities	—	796		1,487	1,987
Net income attributable to common shareholders-diluted	$301,131	374,156	$0.80	$432,650	367,339	$1.18
Reconciliation to FFO
Net income attributable to common shareholders	$299,915	370,057		$428,972	362,234
Adjustments:
Depreciation and amortization	353,013			327,223
Depreciation, amortization and other - unconsolidated joint ventures	9,265			10,083
Gains on sales of properties	(127,811)			(235,098)
Gains on land sales	(10,458)			(7,445)
Income tax expense triggered by sales of real estate assets	(5,112)			8,686
Impairment Charges	5,626			—
Gains on sales of real estate assets - unconsolidated joint ventures	(822)			(21,239)
Noncontrolling interest share of adjustments	(1,979)			(702)
NAREIT FFO attributable to common shareholders - basic	521,637	370,057	$1.41	510,480	362,234	$1.41
Noncontrolling interest in income of unitholders	2,663	3,303		3,678	3,118
Noncontrolling interest share of adjustments	1,979			702
Other potentially dilutive securities		2,236			1,987
NAREIT FFO attributable to common shareholders - diluted	$526,279	375,596	$1.40	$514,860	367,339	$1.40
Gains on involuntary conversion - including share of unconsolidated joint venture	(4,312)			(3,559)
Loss on debt extinguishment	32,900			6,320
Non-incremental costs related to successful leases	12,292			12,402
Overhead restructuring charges	4,524			—
Core FFO attributable to common shareholders - diluted	$571,683	375,596		$530,023	367,339
AFFO
Core FFO - diluted	$571,683	375,596		$530,023	367,339
Adjustments:
Straight-line rental income and expense	(26,102)			(20,724)
Amortization of above/below market rents and concessions	(9,093)			(7,566)
Stock based compensation expense	23,049			19,801
Non-cash interest expense	9,238			5,904
Second generation concessions	(743)			(999)
Second generation tenant improvements	(18,188)			(15,183)
Second generation leasing costs	(29,017)			(22,178)
Building improvements	(3,926)			(12,685)
AFFO - diluted	$516,901	375,596		$476,393	367,339

Duke Realty Corporation and Subsidiaries
Non-GAAP Reconciliations - Same Property Net Operating Income
Twelve Months Ended December 31,
(Unaudited and in thousands)

			Percent
	2020	2019	Change
Income from continuing operations before income taxes	$297,537	$440,885
Share of SPNOI from unconsolidated joint ventures	19,107	18,214
PNOI excluded from the "same-property" population	(71,160)	(33,395)
Earnings from Service Operations	(6,028)	(6,360)
Rental Operations revenues and expenses excluded from PNOI	(44,002)	(57,546)
Non-Segment Items (*)	410,541	215,218
SPNOI	$605,995	$577,016	5.0%

	2020	2019
(*) Non-Segment Items:
Equity in earnings of unconsolidated joint ventures	$11,944	$31,406
Interest expense	(93,442)	(89,756)
Depreciation and amortization expense	(353,013)	(327,223)
Gain on sale of properties	127,700	234,653
Impairment charges	(5,626)	—
Interest and other income, net	1,721	9,941
General and administrative expenses	(62,404)	(60,889)
Gain on land sales	10,458	7,445
Other operating expenses	(8,209)	(5,318)
Loss on extinguishment of debt	(32,900)	(6,320)
Gain on involuntary conversion	4,312	2,259
Non-incremental costs related to successful leases	(12,292)	(12,402)
Other non-segment revenues and expenses, net	1,210	986
	$(410,541)	$(215,218)

Duke Realty Corporation and Subsidiaries
Non-GAAP Reconciliations - Fixed Charge Coverage
Twelve Months Ended December 31,
(Unaudited and in thousands)

	2020	2019	2018
Ratio of Net Income/Interest Expense
Net income	$302,760	$432,644	$387,268
Add interest expense	93,442	89,756	85,006
	$396,202	$522,400	$472,274
Interest expense	$93,442	$89,756	$85,006
Ratio of Net Income/Interest Expense	4.2	5.8	5.6

	2020	2019	2018
Non-GAAP Reconciliation - EBITDA and Core EBITDA
Net income	$302,760	$432,644	$387,268
Add depreciation and amortization - continuing operations	353,013	327,223	312,217
Add non-real estate asset related depreciation	2,793	2,217	2,418
Add interest expense	93,442	89,756	85,006
Add income tax (benefit) expense - continuing operations	(5,112)	8,686	8,828
EBITDA	$746,896	$860,526	$795,737
Gains on sale of properties	(127,811)	(235,098)	(208,780)
Gains on land sales	(10,458)	(7,445)	(10,334)
Impairment charges	5,626	—	—
Equity in earnings of unconsolidated joint ventures	(11,944)	(31,406)	(21,444)
Company's share of unconsolidated joint venture EBITDA	22,115	22,078	20,212
Gain on involuntary conversion	(4,312)	(2,259)	—
Non-incremental costs related to successful leases	12,292	12,402	—
Loss on debt extinguishment	32,900	6,320	388
Overhead restructuring charges	4,524	—	—
Noncontrolling interest share of consolidated joint venture EBITDA	115	(92)	(100)
Core EBITDA	$669,943	$625,026	$575,679
Components of Fixed Charges
Interest expense - continuing operations	$93,442	$89,756	$85,006
Company's share of unconsolidated joint venture interest expense	1,852	3,066	3,609
Less noncontrolling interest share of consolidated joint venture interest expense	(297)	(29)	(13)
Capitalized interest	24,327	26,525	27,174
Company's share of unconsolidated joint venture capitalized interest	80	366	367
Total Fixed Charges	$119,404	$119,684	$116,143

Fixed Charge Coverage Ratio	5.6	5.2	5.0

Duke REALTY

DUKE REALTY CORPORATION
ATTN: INVESTOR RELATIONS
8711 RIVER CROSSING BLVD
INDIANAPOLIS, IN 46240

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 22, 2021 for shares held in the company's 401(k) Plan and by 11:59 P.M. Eastern Time on April 26, 2021 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DRE2021**

You may attend the meeting via the Internet and vote during the meeting. Use the 16-digit control number (which is included on your proxy card) to log in and follow the instructions to vote.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for such electronic delivery, please follow the instructions above to vote using the Internet before the meeting and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 22, 2021 for shares held in the company's 401(k) Plan and by 11:59 P.M. Eastern Time on April 26, 2021 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION
If you are a shareholder of record, you may confirm that your instructions were received and included in the final tabulation to be issued at the Virtual Annual Meeting on April 28, 2021 via the Proxy Vote Confirmation link at www.proxyvote.com by using the information printed in the box marked by the arrow. Vote Confirmation is available 24 hours after your vote is received beginning April 13, 2021, with the final vote tabulation remaining available for up to two months after the Virtual Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D33526-P49097-Z79057

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUKE REALTY CORPORATION

The Board of Directors recommends you vote FOR each of the directors in proposal 1 and FOR proposals 2 and 3.

1. To elect 12 directors to serve on the Company's Board of Directors for a one-year term ending at the 2022 Annual Meeting of Shareholders and until their successors are elected and qualified.

		For	Against	Abstain
1a.	John P. Case	☐	☐	☐
1b.	James B. Connor	☐	☐	☐
1c.	Tamara D. Fischer	☐	☐	☐
1d.	Norman K. Jenkins	☐	☐	☐
1e.	Kelly T. Killingsworth	☐	☐	☐
1f.	Melanie R. Sabelhaus	☐	☐	☐
1g.	Peter M. Scott, III	☐	☐	☐
1h.	David P. Stockert	☐	☐	☐
1i.	Chris T. Sultemeier	☐	☐	☐
1j.	Michael E. Szymanczyk	☐	☐	☐
1k.	Warren M. Thompson	☐	☐	☐
1l.	Lynn C. Thurber	☐	☐	☐

		For	Against	Abstain
2.	To vote on an advisory basis to approve the compensation of the Company's named executive officers as set forth in the proxy statement.	☐	☐	☐
3.	To ratify the reappointment of KPMG LLP as the Company's independent registered public accountants for the fiscal year 2021.	☐	☐	☐

NOTE: The Board of Directors may transact such other business as may properly come before the Virtual Annual Meeting and any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting virtually.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting of Shareholders (the "Virtual Annual Meeting"):
The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com.

D33527-P49097-Z79057

DUKE REALTY CORPORATION
Virtual Annual Meeting
April 28, 2021 10:00 A.M. Eastern Time
THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

We cordially invite you to electronically attend the Virtual Annual Meeting of Shareholders of Duke Realty Corporation, which will be held on Wednesday, April 28, 2021 at 10:00 A.M. Eastern Time. You will be able to attend the Virtual Annual Meeting, vote, and submit your questions during the Virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/DRE2021 entering the 16-digit control number included on your proxy card, and following the instructions for participation and voting.

The undersigned hereby revokes all prior proxies and appoints James B. Connor and Ann C. Dee, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote at the Virtual Annual Meeting to be held on April 28, 2021 at 10:00 A.M. Eastern Time and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is indicated, this proxy will be voted in accordance with the recommendations of the Board of Directors for proposals 1, 2 and 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

Continued and to be signed on reverse side.